                                                                     EXHIBIT 2.1

                               AGREEMENT AND PLAN
                          OF REORGANIZATION AND MERGER
                                     AMONG
                          CALIFORNIA MICROWAVE, INC.,
                        CMI ACQUISITION CORPORATION, AND
                        MICROWAVE NETWORKS INCORPORATED

                               TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS..................................................................    1
    1.1     Affiliates..................................................................    1
    1.2     Closing.....................................................................    1
    1.3     Closing Date................................................................    1
    1.4     CMI.........................................................................    1
    1.5     CMI's Stockholders Meeting..................................................    1
    1.6     Code........................................................................    1
    1.7     Company.....................................................................    1
    1.8     Dissenting Company Shares...................................................    1
    1.9     Effective Time..............................................................    1
    1.10    Escrow Agreement............................................................    2
    1.11    Escrow Holder...............................................................    2
    1.12    Exchange Act................................................................    2
    1.13    Exchange Agent..............................................................    2
    1.14    Holders.....................................................................    2
    1.15    HSR Act.....................................................................    2
    1.16    Merger......................................................................    2
    1.17    Merger Agreement............................................................    2
    1.18    1933 Act....................................................................    2
    1.19    Proxy Statement.............................................................    2
    1.20    S-4 Registration Statement..................................................    2
    1.21    SEC.........................................................................    2
    1.22    Stockholder Representatives.................................................    2
    1.23    Subsidiary..................................................................    2
    1.24    Voting Agreements...........................................................    2

ARTICLE II  MERGER, CLOSING AND CONVERSION OF SHARES....................................    2
    2.1     Merger......................................................................    2
    2.2     Closing.....................................................................
    2.3     Conversion of Shares........................................................    2
    2.4     Escrow......................................................................    3
    2.5     Company Options.............................................................    4
    2.6     Exchange of Certificates....................................................    4
    2.7     Dissenting Company Shares...................................................    5
    2.8     Registration on S-4 Registration Statement..................................    5
    2.9     Tax Free Reorganization.....................................................    5
    2.10    Pooling of Interests........................................................    5
    2.11    Voting Agreements...........................................................    5

ARTICLE III  REPRESENTATIONS OF THE COMPANY.............................................    5
    3.1     Organization................................................................    5
    3.2     Capitalization of the Company...............................................    5
    3.3     Subsidiaries................................................................    6
    3.4     Authorization...............................................................    6
    3.5     Financial Statements........................................................    6
    3.6     Order Backlog...............................................................    7
    3.7     Litigation..................................................................    7
    3.8     Insurance...................................................................    8
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    3.9     Intangible Property.........................................................    8
    3.10    Property, Plant and Equipment...............................................    8
    3.11    Business Practices..........................................................    8
    3.12    Tax Matters.................................................................    8
    3.13    Books and Records...........................................................    9
    3.14    Contracts and Commitments...................................................    9
    3.15    Compliance with Agreements and Laws.........................................   10
    3.16    Employee Relations..........................................................   11
    3.17    Employee Benefit Plans......................................................   11
    3.18    Absence of Certain Changes or Events........................................   12
    3.19    Prepayments and Deposits....................................................   13
    3.20    Indebtedness to and from Employees, Directors and Stockholders..............   13
    3.21    Banking Facilities..........................................................   13
    3.22    Powers of Attorney and Suretyships..........................................   13
    3.23    Conflicts of Interest.......................................................   13
    3.24    Regulatory Approvals........................................................   13
    3.25    No Existing Discussions.....................................................   13
    3.26    Fees and Costs in Connection with IPO.......................................   13
    3.27    Disclosure..................................................................   14

ARTICLE IV  REPRESENTATIONS OF CMI......................................................   14
    4.1     Organization and Authority..................................................   14
    4.2     CMI Capital Structure.......................................................   14
    4.3     SEC Filings; Financial Statements...........................................   15
    4.4     CMI's Authorization.........................................................   15
    4.5     Opinion of Financial Advisor................................................   15
    4.6     Regulatory Approvals........................................................   15
    4.7     Acquisition Corp............................................................   16
    4.8     Disclosure..................................................................   16

ARTICLE V  CERTAIN COVENANTS OF THE COMPANY.............................................   16
    5.1     Conduct of Business and Certain Key Employees...............................   16
    5.2     Absence of Material Changes.................................................   16
    5.3     Reports, Taxes..............................................................   17
    5.4     Non-Solicitation............................................................   17
    5.5     Option Plans................................................................   17

ARTICLE VI  ADDITIONAL COVENANTS........................................................   18
    6.1     Proxy Statement/Prospectus/Registration Stat18ement.........................
    6.2     Access to Information.......................................................   18
    6.3     Stockholders Meetings.......................................................   18
    6.4     Legal Conditions to Merger..................................................   18
    6.5     Public Disclosure...........................................................   18
    6.6     Tax-Free Organization.......................................................   18
    6.7     Pooling Accounting..........................................................   18
    6.8     Affiliate Agreements........................................................   19
    6.9     Nasdaq Quotation............................................................   19
    6.10    Consents....................................................................   19
    6.11    Brokers or Finders..........................................................   19
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                                       ii
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    6.12    Registration of Shares of CMI...............................................   19
    6.13    Additional Agreements; Reasonable Efforts...................................   20

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF CMI AND
                     ACQUISITION CORP...................................................   20
    7.1     Representations and Warranties True at Closing..............................   20
    7.2     Covenants Performed.........................................................   20
    7.3     Certificate.................................................................   20
    7.4     Stockholder Approval........................................................   21
    7.5     Pooling Letter from CMI's Accountants.......................................   21
    7.6     Dissenting Company Shares...................................................   21
    7.7     Opinion of Counsel to the Company...........................................   21
    7.8     Affiliates Agreements.......................................................   21
    7.9     Fairness Opinion............................................................   21
    7.10    S-4 Registration Statement..................................................   21
    7.11    Employment Agreements and Covenants Not to Compete..........................   21
    7.12    Merger Agreement............................................................   21
    7.13    Material Changes in the Business of the Company
            Between the Date of this Agreement and the Closing..........................   21
    7.14    Litigation..................................................................   21
    7.15    Consents....................................................................   21
    7.16    Documentation...............................................................   21
    7.17    CMI Due Diligence...........................................................   21
    7.18    HSR Act Compliance..........................................................   21
    7.19    Escrow Agreement............................................................   21

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY..............................   22
    8.1     Representations and Warranties True at Closing..............................   22
    8.2     Covenants Performed.........................................................   22
    8.3     Certificate.................................................................   22
    8.4     Stockholder Approval........................................................   22
    8.5     Tax-Free Reorganization.....................................................   22
    8.6     Opinion of Counsel to CMI...................................................   22
    8.7     Nasdaq Notification.........................................................   22
    8.8     S-4 Registration Statement..................................................   22
    8.9     Merger Agreement............................................................   22
    8.10    Pooling Letter from CMI's Accountants.......................................   22
    8.11    Material Changes in the Business of CMI Between
            the Date of this Agreement and the Closing..................................   22
    8.12    Litigation..................................................................   22
    8.13    Consents....................................................................   22
    8.14    Documentation
    8.15    Company Due Diligence.......................................................   22
    8.16    HSR Act Compliance..........................................................   23

ARTICLE IX  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                    INDEMNIFICATION.....................................................   23
    9.1     Survival of Representations and Warranties..................................   23
    9.2     Indemnification by the Company and Holders..................................   23
    9.3     Indemnification by CMI......................................................   23
    9.4     Limitation..................................................................   23
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                                       iii
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    9.5     Claims for Indemnification..................................................   24
    9.6     Defense by Indemnifying Party...............................................   24
    9.7     Arbitration.................................................................   25

ARTICLE X  TERMINATION..................................................................   26
   10.1     Mutual Agreement............................................................   26
   10.2     Termination by CMI..........................................................   26
   10.3     Termination by the Company..................................................   26

ARTICLE XI  MISCELLANEOUS...............................................................   26
   11.1     Expenses....................................................................   26
   11.2     Amendment...................................................................   26
   11.3     Entire Agreement............................................................   26
   11.4     Governing Law...............................................................   26
   11.5     Headings....................................................................   26
   11.6     Notices.....................................................................   26
   11.7     Severability................................................................   27
   11.8     Waiver......................................................................
   11.9     Assignment..................................................................
   11.10    Counterparts................................................................
   11.11    Attorneys Fees..............................................................   27
EXHIBITS
Exhibit A  --   Escrow Agreement
Exhibit B  --   Agreement of Merger
Exhibit C  --   Voting Agreement
Exhibit D  --   Opinion of Andrews & Kurth, L.L.P.
Exhibit E  --   Form of Employment Agreement
Exhibit F  --   Form of Covenant Not to Compete
Exhibit G  --   Opinion of Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin,
                A Professional Corporation

                               AGREEMENT AND PLAN
                          OF REORGANIZATION AND MERGER
                       AMONG CALIFORNIA MICROWAVE, INC.,
                        CMI ACQUISITION CORPORATION AND
                        MICROWAVE NETWORKS INCORPORATED

     This Agreement and Plan of Reorganization and Merger ("Agreement") is made as of January 31, 1995 among California Microwave, Inc., a Delaware corporation ("CMI"), CMI Acquisition Corporation, a Texas corporation and a wholly-owned subsidiary of CMI ("Acquisition Corp."), and Microwave Networks Incorporated, a Texas corporation (the "Company").

                                    RECITAL:

     The parties hereto desire that Acquisition Corp. be merged with and into the Company; that the Company be the surviving corporation and become a wholly-owned subsidiary of CMI; and that the shares of the capital stock of the Company which are outstanding immediately prior to the effective time of the merger, other than those shares which become "dissenting shares" within the meaning of Articles 5.11 et seq. of the Texas Business Corporation Act (the "TBCA"), be converted as set forth in this Agreement into shares of common stock of CMI ("CMI common stock").

     Now Therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context otherwise requires:

     1.1 Affiliates. "Affiliates" of any party to the Agreement shall be persons that directly or indirectly through one or more intermediaries, control, or are controlled by, or are under common control, with such party.

     1.2 Closing. "Closing" shall mean the delivery by the parties hereto of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

     1.3 Closing Date.  "Closing Date" shall have the meaning set forth in
Section 2.2 of this Agreement.

     1.4 CMI. "CMI" shall include California Microwave, Inc. and all of its Subsidiaries.

     1.5 CMI's Stockholders Meeting. "CMI's Stockholders Meeting" shall mean the meeting of stockholders of CMI called for the purpose of approving this Agreement and the Merger.

     1.6 Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.7 Company. "Company" shall include Microwave Networks Incorporated and all of its Subsidiaries.

     1.8 Dissenting Company Shares. "Dissenting Company Shares" shall mean all shares, if any, of the outstanding capital stock of the Company for which dissenters' rights shall be perfected under Articles 5.11 et seq. of the TBCA.

     1.9 Effective Time. "Effective Time" shall mean the time when the Merger Agreement is filed with the Secretary of State of the State of Texas and the Merger becomes effective.

     1.10 Escrow Agreement. "Escrow Agreement" shall mean the Agreement relating to an escrow of certain shares of CMI common stock pursuant to Section
2.4 of this Agreement, in the form attached to this Agreement as Exhibit A.

     1.11 Escrow Holder.  "Escrow Holder" shall mean First National Bank of
Boston.

     1.12 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.13 Exchange Agent.  "Exchange Agent" shall have the meaning set forth in
Section 2.6 of this Agreement.

     1.14 Holders. "Holders" shall mean holders of Company capital stock immediately prior to the Effective Time.

     1.15 HSR Act. HSR Act means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.16 Merger. "Merger" shall mean the merger of Acquisition Corp. with and into the Company.

     1.17 Merger Agreement. "Merger Agreement" shall mean the Articles of Merger and Agreement of Merger, in the form attached to this Agreement as Exhibit B.

     1.18 1933 Act. "1933 Act" shall mean the Securities Act of 1933, as amended.

     1.19 Proxy Statement. "Proxy Statement" shall mean the joint proxy statement to be mailed to the stockholders of CMI and the stockholders of the Company in connection with the Merger.

     1.20 S-4 Registration Statement. "S-4 Registration Statement" shall mean the Registration Statement on Form S-4 to be filed by CMI with the SEC in connection with the issuance of CMI common stock pursuant to the Merger.

     1.21 SEC.  "SEC" shall mean the Securities and Exchange Commission.

     1.22 Stockholder Representatives. "Stockholder Representatives" shall mean the three persons selected by the Board of Directors of the Company and authorized by this Agreement to act as representatives of the stockholders of the Company under the Escrow Agreement, and any substitute representatives selected in accordance with the Escrow Agreement.

     1.23 Subsidiary. "Subsidiary" shall mean, with respect to a particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests are directly or indirectly owned by such party or by one or more Subsidiaries of such party.

     1.24 Voting Agreements. "Voting Agreements" shall have the meaning set forth in Article 2.11 of this Agreement.

                                   ARTICLE II

                    MERGER, CLOSING AND CONVERSION OF SHARES

     2.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and the Merger Agreement, CMI, Acquisition Corp. and the Company shall execute and file the Merger Agreement with the Secretary of State of the State of Texas, whereupon Acquisition Corp. shall be merged with and into the Company pursuant to Articles 5.01 et seq. of the TBCA.

     2.2 Closing. The Closing shall take place at the offices of Andrews & Kurth, L.L.P. in Houston, Texas, at 10:00 a.m., within 5 business days following the date on which the Merger is approved by the stockholders of CMI or on such other day and time as shall be agreed to by the parties (the "Closing Date").

     2.3 Conversion of Shares. In accordance with the Merger Agreement, (a) each share of Acquisition Corp. common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time into one share of common stock of the Company, and (b) each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time (except those shares which are Dissenting Company Shares) shall, by virtue of the Merger and without any action on the part of the Holders, be converted at and as of the Effective Time into that number of shares of CMI common stock determined by dividing 3,350,000 (the "Numerator") by the total number of shares of capital stock of the Company outstanding immediately prior to the Closing (including for this purpose any capital stock of the Company issuable under then outstanding options, warrants or other convertible securities) and rounding the quotient thereof off to the nearest ten-thousandth (.0001). Notwithstanding the foregoing, (i) the Company shall have the right to terminate this Agreement if the average closing price of CMI common stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date of CMI's Stockholders Meeting ("Final Closing Price") is less than $30.00 (as reported by Nasdaq), provided that if the Company exercises this right, the termination shall not be effective if CMI agrees to increase the Numerator to the number which when multiplied by the Final Closing Price equals $100,500,000, and (ii) CMI shall have the right to terminate this Agreement if the Final Closing Price is more than $41.375, provided that if CMI exercises this right, the termination shall not be effective if the Company agrees to decrease the Numerator to the number which when multiplied by the Final Closing Price is equal to $138,606,250. The right of either CMI or the Company to terminate this Agreement under the provisions of this Section 2.3 shall be exercised by written notice given to the other party by 2:00 p.m., San Francisco time, on the day prior to the date of CMI's Stockholders Meeting; the right to increase or decrease the Numerator, as the case may be, provided for in the immediately preceding sentence may be exercised by written notice given to the other party by 8:00 p.m., San Francisco time, on that same day. The Numerator shall be appropriately adjusted in the event of any stock dividend, stock split or similar change in the capitalization of CMI prior to the Effective Time.

     The Holders shall receive only whole shares of CMI common stock; in lieu of any fractional share of CMI common stock, Holders shall receive in cash the fair market value of such fractional share, valuing CMI common stock at the closing price for such stock on the Nasdaq National Market on the trading day immediately preceding the Closing Date, as reported by Nasdaq.

     2.4 Escrow. In order to provide indemnification in accordance with Article IX of this Agreement and with the Escrow Agreement, at the Effective Time or as soon thereafter as possible, a stock certificate representing 10% of the whole shares of CMI common stock (rounded down to the nearest whole share) into which the Holders' shares of capital stock of the Company were converted pursuant to
Section 2.3 of this Agreement (the "Escrow Fund") shall be delivered to the Escrow Holder (which shares shall be withheld from each Holder ratably based on the number of shares of capital stock of the Company held by such Holder immediately prior to the Effective Time). The Stockholder Representatives are authorized by this Agreement to act hereunder and under the Escrow Agreement with the powers and authority provided for herein and therein, as representatives of the Holders and their successors. Approval of this Agreement and the Merger by the stockholders of the Company shall constitute approval (i) of the terms and conditions of the Escrow Agreement and ratification of the selection of the Stockholder Representatives and of their authority to act hereunder and under the Escrow Agreement on behalf of the Holders and their successors and (ii) constitute the agreement of each stockholder to advance funds to the Stockholder Representatives, on a pro rata basis based on the number of shares of capital stock of the Company owned by such stockholders, upon the request of the Stockholder Representatives, in order to pay any expenses incurred in connection with any disputes or obligations relating to the Escrow Agreement or to Article IX of this Agreement relating to indemnification and defenses and disputes related thereto. To the extent available for distribution to stockholders of the Company pursuant to the Escrow Agreement, in order to enforce the foregoing obligation to advance funds, the Stockholder Representatives may attach and dispose of any such available shares of Common Stock in the Escrow Fund held for the benefit of stockholders who do not comply with the foregoing obligations. Any rights of the Holders to receive any shares placed in such escrow shall in no circumstances be sold, assigned or otherwise transferred by them other than by will or pursuant to the laws of descent and distribution. All certificates representing securities delivered to the Escrow Holder shall be accompanied by separate stock powers endorsed in blank by a Stockholder Representative on behalf of the Holders. Subject to the Escrow Agreement, the Holders shall retain their voting rights with respect to securities deposited with the Escrow Holder in accordance with this Section 2.4.

     2.5 Company Options. At the Effective Time, each of the outstanding options to purchase common stock of the Company under the Company's Non-Qualified Stock Option Plan for Nonemployed Directors and Consultants (the "Nonemployee Option Plan") and the Company's Non-Qualified Stock Option Plan for Employees (the "Employee Option Plan") shall thereafter entitle the holder thereof to receive for each share of Company common stock subject to such option, upon exercise thereof, the number of shares of CMI common stock to be exchanged under Section 2.3 above for each share of capital stock of the Company (the "Exchange Ratio"), at an exercise price for each full share of CMI common stock equal to the quotient obtained by dividing (a) the exercise price per share of Company common stock with respect to such option by (b) the Exchange Ratio, which exercise price per share shall be rounded down to the nearest whole cent. The number of shares of CMI common stock that may be purchased by a holder under any option assumed by CMI hereunder shall not include any fractional share of CMI common stock but shall be rounded up to the next higher whole share of CMI common stock. The assumption by CMI of the options hereunder shall not terminate or modify (except as required hereunder) any right, vesting schedule, or other restriction on transferability relating to such options or give the holders of such options any additional benefits which they did not have immediately prior to the Effective Time. Continuous employment with the Company shall be credited to an optionee for vesting purposes after the Effective Time. Nothing contained in this Section 2.5 shall require CMI to offer or sell shares of CMI common stock upon the exercise of options assumed by CMI hereunder if, in the reasonable judgment of CMI or its counsel, such offer or sale would not be in accordance with the applicable federal or state securities laws, provided that CMI shall use its best efforts to take such actions, if any, as are necessary for such offer or sale to be in accordance with such laws, including without limitation the filing with the SEC within 45 days following the Effective Time of a registration statement on Form S-8 under the 1933 Act covering the shares of CMI common stock issuable upon exercise of options assumed hereunder by CMI.

     2.6 Exchange of Certificates.

          (a) Prior to the Closing Date, CMI shall appoint the Escrow Agent to also act as exchange agent (the "Exchange Agent") in the Merger.

          (b) Promptly after the Closing Date, but in no event later than three business days thereafter, CMI shall give instructions to the Exchange Agent to make available within three business days thereafter for exchange in accordance with this Section 2.6, the shares of CMI common stock issuable pursuant to Section 2.3 in exchange for outstanding shares of capital stock of the Company, subject to the issuance of 10% of the shares of CMI common stock issuable to the Holders into escrow pursuant to Section 2.4 hereof.

          (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each Holder of record of a stock certificate that, immediately prior to the Effective Time, represented outstanding shares of capital stock of the Company (a "Certificate"), whose shares are being converted into CMI common stock pursuant to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CMI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing CMI common stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of CMI common stock and payments in lieu of fractional shares to which the Holder is entitled pursuant to Section 2.3 hereof. Until surrendered as contemplated by this Section 2.6(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such whole number of shares of CMI common stock and payments for fractional shares as is provided for in Section 2.3.

          (d) No dividends or distributions payable to holders of record of CMI common stock after the Effective Time, or cash payable in lieu of fractional shares, shall be paid to the Holder of any unsurrendered Certificate until the Holder of the Certificate shall surrender such Certificate.

     2.7 Dissenting Company Shares. Holders of Dissenting Company Shares shall have those rights, but only those rights, of holders of "dissenting shares" under Articles 5.11 et seq. of the TBCA. The Company shall give CMI prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Company Shares or shares claimed to be Dissenting Company Shares, and CMI shall have the right to participate in all negotiations and proceedings with respect to such shares. The Company agrees that, without the prior written consent of CMI, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

     2.8 Registration on S-4 Registration Statement. The CMI common stock to be issued in the Merger shall be registered under the 1933 Act on a Form S-4 Registration Statement.

     2.9 Tax Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code.

     2.10 Pooling of Interests. The parties intend that the Merger qualify as a "pooling of interests" for accounting purposes.

     2.11 Voting Agreements. Concurrently with the execution of this Agreement, each of the directors of the Company shall enter into a Voting Agreement in the form attached hereto as Exhibit C, pursuant to which they shall agree, subject to the terms and conditions of the Voting Agreement, to vote all the shares of capital stock of the Company held by them or by the entities they represent in favor of the Merger. The Company will use its best efforts to have the officers of the Company enter into Voting Agreements promptly after the execution of the Agreement. There shall be no amendments or modifications to the Voting Agreements without the written consent of CMI.

                                  ARTICLE III

                         REPRESENTATIONS OF THE COMPANY

     The Company represents and warrants to CMI that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer of the Company (the "Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

     3.1 Organization. The Company and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite power and authority to own their properties and to carry on their businesses as now being conducted. The Company has all requisite power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which ownership of property or the character of their business requires such qualification and where failure to be so qualified would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Certified copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to CMI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.2 Capitalization of the Company. The Company's authorized capital stock consists of 15,000,000 shares of common stock, $0.01 par value per share, of which 1,745,233 shares are issued and outstanding on the date hereof, and 7,845,240 shares of Preferred Stock, classified into three series, as follows:
2,000,000 shares of Series A Convertible Preferred Stock, of which 2,000,000 shares are issued and outstanding on the date hereof; 3,250,000 of Series B Convertible Preferred Stock, of which 3,166,354 shares are issued and outstanding as of the date hereof; and 2,595,240 shares of Series C Convertible Preferred Stock, of which 2,037,621 shares are issued and outstanding as of the date hereof. Shares of Preferred Stock are convertible into shares of Common Stock on a share-for-share basis. All issued and outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are options outstanding under the Nonemployee Option Plan covering 56,375 shares of common stock of the Company and options outstanding under the Employee Option Plan covering 536,375 shares of common stock of the Company, all of which options shall be assumed by CMI pursuant to the provisions of Section 2.5 hereof. Except for the Company's Preferred Stock and options outstanding under the Nonemployee Option Plan and the Employee Option Plan, there are not outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of capital stock of the Company; or (iii) any other commitments or rights of any kind for the issuance by the Company of additional shares of capital stock or options, warrants or other securities of the Company.

     3.3 Subsidiaries. The only Subsidiaries of the Company are those listed in the Disclosure Schedule. All of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature.

     3.4 Authorization. Subject to the obtaining of the approval of the Company's stockholders, the execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company. Subject to the obtaining of the approval of the Company's stockholders, this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally. The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company (assuming compliance with the requirements of the HSR Act) which violation would have a material adverse effect on the Company; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties is or may be bound. The Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement or in order to permit the continuation after the Closing Date of the business activities of the Company and its Subsidiaries in the manner such business is presently carried on by them.

     3.5 Financial Statements.

          (a) The Company has previously delivered to CMI the audited consolidated balance sheets of the Company as of June 30, 1994 and June 30, 1993 (the "Audited Balance Sheets") and the related consolidated statements of income, shareholders' equity and cash flows of the Company for the two fiscal years then ended (collectively, the "Audited Financial Statements"). The Company has also previously delivered to CMI the unaudited consolidated balance sheet of the Company as of December 31, 1994 (the "Current Balance Sheet") and the related consolidated statements of income, shareholders' equity and cash flows for the six-month period then ended (collectively, the "Current Financial Statements"). The Audited Financial Statements and Current Financial Statements are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles applied consistently with past practices (except that the Current Financial Statements do not include notes but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation) and the Audited Financial Statements have been certified without qualification by the Company's auditors.

          (b) The Audited Financial Statements and the Current Financial Statements fairly present, as of their respective dates, the consolidated financial condition, retained earnings, assets and liabilities of the Company and the consolidated results of operations of the Company's business for the periods indicated and the Audited Financial Statements and the Current Financial Statements contain and reflect adequate reserves with respect to taxes and except for the absence of notes on the Current Financial Statements adequately reflect the material contracts or commitments of the Company and the Subsidiaries.

          (c) Except for such claims, debts and liabilities as are reflected on the Current Balance Sheet, including any notes thereto, the Company and its Subsidiaries do not have any outstanding indebtedness for money borrowed and are not subject to any claims or liabilities, contingent or otherwise, other than obligations incurred in the ordinary course of business since the date of the Current Balance Sheet, in amounts usual and normal, individually and in the aggregate and other than as may not have been required under generally accepted accounting principles to be disclosed or reserved for as contingencies as of the date of the Current Balance Sheet.

          (d) The inventories of the Company and its Subsidiaries shown on the Current Balance Sheet, or thereafter acquired prior to the Closing Date, consist of items of a quality and quantity usable, saleable or leasable in the normal course of business, except for obsolete and slow moving items and items below standard quality reflected on the Current Balance Sheet, all of which have been written down on the Current Balance Sheet to the lower of cost or market value or are the subject of adequate reserves reflected in the Current Balance Sheet. The value at which such inventories are carried on the Current Balance Sheet reflect the normal inventory valuation policies of the Company. All items included in the inventories of the Company and its Subsidiaries are the property of the Company and its Subsidiaries, except for sales made in the ordinary course of business since the date of such Current Balance Sheet, and no items included in the inventories have been pledged as collateral or are held by the Company or any of its Subsidiaries on consignment from others.

          (e) All of the accounts receivable (trade or otherwise) and notes receivable reflected in the Current Balance Sheet, result from the sale of inventory or products, and subject to the reserve therefor on said balance sheet, the Company knows of no reason that such accounts are not collectible in the full amount thereof in the ordinary course of business. All such accounts receivable and notes receivable are owned by the Company and its Subsidiaries free and clear of all liens, claims, charges, encumbrances and other interests of third parties (subject to any reserves therefor on said balance sheet).

     3.6 Order Backlog. The Disclosure Schedule contains a list of the aggregate backlog of orders for the products of the Company and its Subsidiaries as of December 31, 1994. All such orders have been or will be filled in the ordinary course of business, and the Company knows of no reason why any customer placing any such order may refuse delivery of the ordered products or fail timely to pay for such products in accordance with the terms of such orders.

     3.7 Litigation. Except as set forth in the Disclosure Schedule, (a) there is no action, suit, or proceeding to which the Company or any of its Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Company, threatened before any court or governmental agency, authority, body or arbitrator which could adversely affect the Company, its assets or the transactions contemplated hereby; (b) to the knowledge of the Company, there is no investigation pending by any governmental agency, authority or body which could adversely affect the Company, its assets or the transaction contemplated hereby; (c) neither the Company nor to the best knowledge of the Company, any Subsidiary, officer, director, stockholder or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company or any of its Subsidiaries; and (d) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties or which has had an adverse effect on the business practices of the Company. The Company knows of no valid basis for any such action, suit, proceeding or investigation.

     3.8 Insurance. The Disclosure Schedule sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained by the Company on the lives of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). All premiums due on the Insurance Policies or renewals thereof have been paid. All Insurance Policies will remain in full force and effect through the Closing Date and also as to claims arising out of events that occur prior to the Closing.

     3.9 Intangible Property. The Company and its Subsidiaries own or license (or prior to the Closing Date will own or license), all patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of their business as heretofore conducted (the "Intangible Property"). The Disclosure Schedule sets forth a true, correct and complete list of such United States and foreign patents, trademarks, and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing, and sets forth a description of the terms of all licenses and other agreements relating to the Intangible Property. The consummation of the transactions contemplated by this Agreement will not alter or impair any material Intangible Property rights. No claims have been asserted by any person challenging the ownership or use of the Intangible Property, and the Company knows of no valid basis for any such claim. To the best knowledge of the Company, the use by the Company and its Subsidiaries of the Intangible Property does not infringe on the rights of any other person. The Company is not aware of any infringement of any of its Intangible Property rights by any other party.

     3.10 Property, Plant and Equipment. The Company and its Subsidiaries do not own any real property. The Company and its Subsidiaries have good title to all of their material properties and assets, including, without limitation, all of the properties and assets reflected in the Current Balance Sheet (except for properties and assets sold since the date of the Current Balance Sheet in the ordinary course of business and consistent with past practice), and all of the properties or assets purchased by them since the date of the Current Balance Sheet. None of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind except (a) liens shown on the Current Balance Sheet as securing specified liabilities or obligations with respect to which no default exists; (b) liens arising in the ordinary course of business and consistent with past practice since the date of the Current Balance Sheet and liens arising by operation of law or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of the Company or any of its Subsidiaries; and (c) liens for current taxes not yet due, or, if due, that are being contested in good faith in the ordinary course of business. Other than the buildings located at 10935 S. Wilcrest Avenue and 10795 Rockley Road, Houston, Texas, the Company does not use in its business any assets owned by a stockholder or Affiliate of the Company. None of the plants, structures or equipment of the Company and its Subsidiaries is in need of material maintenance or repairs except for ordinary or routine maintenance and repairs.

     3.11 Business Practices. Neither the Company nor any of its Subsidiaries has made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor have any of them taken any action which would be in violation of the Foreign Corrupt Practices Act of 1977 or any anti-boycott or export laws.

     3.12 Tax Matters.

          (a) Except as set forth in the Disclosure Schedule:

             (i) Within the times and in the manner prescribed by law, the Company and its Subsidiaries have filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes which are required to be filed, and all information provided in such tax returns is true, complete and accurate in all material respects;

             (ii) The Company and its Subsidiaries have paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due or have provided adequate reserves therefor, including without limitation income, franchise, real estate, sales and withholding taxes and other employee benefits, taxes and imports;

             (iii) The Company and its Subsidiaries have not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

             (iv) No examination of the federal, state, local or foreign tax returns of the Company or any of its Subsidiaries is currently in progress nor, to the knowledge of the Company, threatened and no deficiencies have been asserted or assessed against any of them as a result of any audit by the Internal Revenue Service or any state, local or foreign taxing authority and no such deficiency has been proposed or threatened;

             (v) The Company and its Subsidiaries have not changed their general method of accounting, or accounting with respect to inventory, during the preceding four year period; and

             (vi) The Company and its Subsidiaries do not have any material liability for taxes other than in respect of the current taxable year, and adequate reserves for taxes are reflected on their financial statements in conformity with generally accepted accounting principles.

          (b) The Disclosure Schedule sets forth those taxable years for which the tax returns of the Company or any of its Subsidiaries have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities.

     3.13 Books and Records. The general ledgers and books of account of the Company and its Subsidiaries and all federal, state, local and foreign income, franchise, property and other tax returns filed by the Company and its Subsidiaries are in all material respects complete and correct.

     3.14 Contracts and Commitments. The Disclosure Schedule contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

          (a) all loan agreements, promissory notes, indentures, mortgages, guaranties, pledge agreements, security agreements, deeds of trust or similar agreements or instruments creating or granting a lien on any asset or any other instrument for or relating to any borrowing of money or the deferred purchase price of property, the unpaid balances of any of which exceed $25,000, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound;

          (b) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound which involve payments or receipts of more than $100,000 in the case of any single contract, agreement, commitment, understanding or arrangement or under which full performance (including payment) will not be completed within one year of the date hereof;

          (c) all plans or agreements for collective bargaining, employment, consulting, executive compensation, bonus, deferred compensation, pension, profit-sharing, severance, retirement, employee stock option or stock purchase, and group life, health, accident insurance and other similar employee benefit or employment plans, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound;

          (d) all agency, distributor, sales representative, franchise or similar agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound;

          (e) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer of the Company relating to the business of the Company;

          (f) all agreements or arrangements for the purchase or sale of any assets other than in the ordinary course of business;

          (g) all material agreements, contracts or commitments with the United States Government or any agency or instrumentality thereof;

          (h) all agreements, contracts or commitments related to Intangible Property;

          (i) all agreements, contracts or commitments between the Company and any officer, director or stockholder of the Company or of any Subsidiary;

          (j) all agreements, contracts or commitments which would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Company or any of its Subsidiaries; and

          (k) All leases of real property, and all leases of personal property that have terms longer than a year and provide for remaining payments in excess of $25,000.

     All such contracts are valid, binding and enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any such contract and there have been no claims of defaults and there are no existing factors or conditions which, with the passage of time or giving of notice or both would constitute such a default or in any case in which such default would give rise to a right of termination by the other party thereto or which would result in any material cost, expense or penalty to the Company or any of its Subsidiaries.

     3.15 Compliance with Agreements and Laws. The Company and each of its Subsidiaries have all material licenses, permits or other authorizations and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to the conduct of their businesses as currently conducted (collectively, the "Permits"). The Disclosure Schedule sets forth a true, correct and complete list of all such Permits. Neither the Company nor any of its Subsidiaries is in violation of any law, regulation or ordinance, directive, order or other requirement (including, without limitation, any law, regulation or ordinance relating to building, zoning, environmental, disposal, manufacture, processing, generation, distribution, use, treatment, storage, discharge, emission, release, clean-up, transport or handling of hazardous wastes, substances or materials, land use or similar matters) relating to its properties, which violation would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in violation of, in any material respect, any federal, state, local or foreign law, regulation or order, directive or other requirement (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, manufacture, processing, generation, distribution, use, treatment, storage, discharge, emission, release, clean-up, transport or handling of hazardous wastes, substances or materials, conservation, or corrupt practices), the enforcement of which would have a material adverse effect on the Company or any of its Subsidiaries. The Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance and, to the best knowledge of the Company, no such violation or noncompliance exists. To the knowledge of the Company, no real property or facility now or formerly owned, leased, or used by the Company or any of its Subsidiaries contains asbestos or has located on or under it any fuel, oil or gasoline storage tanks, or is contaminated with any substance or material that requires investigation, remediation or clean-up under any federal, state or local law, regulation, order, directive or other requirement.

     For purposes of this Section 3.15, "hazardous wastes" means "hazardous wastes" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec.6921 et seq., and the regulations adopted pursuant thereto.

     3.16 Employee Relations.

          (a) The Company and each of its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

          (b) Except as set forth in the Disclosure Schedule:

             (i) none of the employees of the Company or of any Subsidiary is represented by any labor union and neither the Company nor any of its Subsidiaries are parties to any collective bargaining agreement;

             (ii) there is no unfair labor practice complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any state, local or foreign agency; and

             (iii) there is no pending labor strike or other material labor trouble affecting the Company or any of its Subsidiaries (including, without limitation, any organizational drive).

     3.17 Employee Benefit Plans.

          (a) The Disclosure Schedule contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees that are currently maintained by the Company or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans").

          (b) Neither the Company nor any of its Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, CMI or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

          (c) With respect to all Employee Plans, the Company and its Affiliates are in compliance in all material aspects with the requirements prescribed by ERISA and the Code, applicable to such Employee Plans. Except as set forth on the Disclosure Schedule attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to
     Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA) whether or not waived; (iv) neither the Company nor any Affiliate has failed to pay any material amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of Section 4043(b)(1)-(9) of ERISA, or any event described in
     Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) neither the Company nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA; and (vii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

          (d) Except as set forth in the Disclosure Schedule, no Employee Plan provides health or life insurance benefits for retirees.

          (e) Except as set forth in the Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims, suits or other proceedings by present or former employees of the Company or its Affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

     3.18 Absence of Certain Changes or Events. Since the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries has entered into any transaction which is not in the usual and ordinary course of business or has:

          (a) incurred any material obligation or liability for borrowed money;

          (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than (i) current liabilities reflected in the Current Balance Sheet or (ii) those incurred in the ordinary course of business and in normal amounts since the date of the Current Balance Sheet consistent with past practices;

          (c) made any material amendment to or termination of any contract or lease or done any act or omitted to do any act which would cause the breach of any contract or lease;

          (d) suffered any loss of personal or real property in excess of $50,000 in the aggregate, or waived any rights of any value;

          (e) authorized any declaration or payment of dividends, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever to any of its stockholders (other than payments or transfers by any Subsidiary of the Company to the Company);

          (f) made any material change in the terms, status or funding condition of any Employee Plan;

          (g) made any capital expenditure in excess of $100,000 in any instance or $250,000 in the aggregate;

          (h) suffered any material adverse change in its assets, liabilities, financial condition or results of operations;

          (i) acquired or disposed of, or committed to acquire or dispose of, any asset, or entered or committed to enter into any contract, agreement or commitment, in any such case which involves the payment in the case of an acquisition of more than $100,000, or in the case of a disposition of more than $25,000, except agreements, commitments or transactions involving the purchase of inventory or supplies in the ordinary course of business consistent with past practice and which do not have a remaining term exceeding twelve months;

          (j) increased or agreed to increase the compensation or bonuses payable or to become payable to any employees with annual salaries exceeding $50,000, or increased any salaries or bonuses payable or to become payable to any employees in any manner not in the ordinary course of business consistent with past practices;

          (k) made or agreed to make any loan to any of its employees, officers, stockholders or directors, other than travel advances made in the ordinary course of business consistent with past practices;

          (l) granted or agreed to grant to any person any option, right or warrant or other commitment calling for the issuance or sale of any shares of capital stock, bonds or other corporate securities; or

          (m) granted or voluntarily subjected any material asset to a lien or encumbrance (other than any purchase money security interest, conditional title retention arrangement, mechanic's lien, lien for taxes not yet due or lien arising by operation of law).

     3.19 Prepayments and Deposits. The Disclosure Schedule sets forth all prepayments and deposits, which have been received by the Company or any of its Subsidiaries as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date. Since the date of the Current Balance Sheet, no claims have been asserted against the Company or any of its Subsidiaries to return products by reason of alleged overshipments, defects or otherwise which exceed $25,000 in the aggregate. There are no products of the Company that have been sold to customers under an understanding that such products would be returnable. There has been no adverse change in the business relationship of the Company or of any of its Subsidiaries with any customer or supplier which is material to the financial condition, operations or prospects of the Company and its Subsidiaries.

     3.20 Indebtedness to and from Employees, Directors and Stockholders. Neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any person who is an employee, director or stockholder or any Affiliate of any such person (other than indebtedness of any Subsidiary of the Company to the Company) in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such employee, director, stockholder or Affiliate is indebted to the Company or any of its Subsidiaries except for advances made to employees in the ordinary course of business to meet reimbursable business expenses.

     3.21 Banking Facilities. The Disclosure Schedule sets forth a true, correct and complete list of:

          (a) each bank, savings and loan or other financial institution in which the Company or any of its Subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or any of its Subsidiaries thereat; and

          (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

     3.22 Powers of Attorney and Suretyships. Neither the Company nor any of its Subsidiaries has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     3.23 Conflicts of Interest. No officer or director of the Company nor, to the knowledge of the Company, any Affiliate of any such person, now has or within the last year had, either directly or indirectly, an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company or any of its Subsidiaries, or purchases or during such period purchased from the Company or any of its Subsidiaries any goods or services, or otherwise during such period did business with the Company or any of its Subsidiaries, other than for an interest of less than one (1) percent in any publicly-held corporation.

     3.24 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company or any of its Subsidiaries and which the failure to obtain would have a material adverse effect on the business of the Company or any of its Subsidiaries and which are necessary for the execution and delivery by the Company of this Agreement or any documents to be executed and delivered by the Company in connection herewith or the consummation of the transactions consummated hereby are set forth in the Disclosure Schedule and have been, or prior to the Closing Date will be, obtained and satisfied.

     3.25 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.4(a)).

     3.26 Fees and Costs in Connection with IPO. Investment banker or advisor fees and costs incurred by the Company in connection with its recent proposed initial public offering do not exceed $75,000.

     3.27 Disclosure. No representation or warranty of the Company in this Agreement, any Exhibit attached hereto or the Disclosure Schedule contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this Section 3.27 shall not supersede or replace any specific representations and warranties set forth in this Agreement, any Exhibit attached hereto or the Disclosure Schedule.

                                   ARTICLE IV

                             REPRESENTATIONS OF CMI

     CMI represents and warrants to the Company as follows:

     4.1 Organization and Authority. CMI and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite power and authority (corporate and other) to own their properties and to carry on their business as now being conducted. CMI has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. CMI and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification and where failure to be so qualified could have a material adverse effect. Certified copies of the Certificate of Incorporation and the Bylaws of CMI, as amended to date, have been previously delivered to the Company, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     4.2 CMI Capital Structure. The authorized capital stock of CMI consists of 29,200,000 shares of common stock, $.10 par value. As of December 31, 1994, (i) 12,259,161 shares of CMI common stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 2,292,153 shares of CMI common stock were reserved for future issuance upon conversion of outstanding convertible securities, and (iii) 2,604,333 shares of CMI common stock were reserved for future issuance pursuant to CMI's stock option plans, Employee Stock Purchase Plan, and Restricted Stock Plan. No material change in the capitalization of CMI has occurred since December 31, 1994. All of the outstanding shares of capital stock of each of CMI's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by CMI or another Subsidiary of CMI free and clear of all security interests, liens, claims, pledges, agreements, limitations on CMI's voting rights, charges or other encumbrances of any nature. The shares of CMI common stock issued pursuant to this Agreement or options assumed pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

     4.3 SEC Filings; Financial Statements.

          (a) CMI has filed and made available to the Company all forms, reports and documents required to be filed by CMI with the SEC since June 30, 1993 (including its Form 10-Q filed for the quarter ending September 30, 1994) other than registration statements on Form S-8 (collectively, the "CMI SEC Reports"). The CMI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CMI SEC Reports or necessary in order to make the statements in such CMI SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the CMI SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or the SEC) and fairly presented the consolidated financial position of CMI and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include notes, but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation.

          (c) Since September 30, 1994 there has not been any material adverse change in the assets, liabilities, financial condition or results of operations of CMI and its Subsidiaries, taken as a whole.

     4.4 CMI's Authorization. Subject to the obtaining of the approval of CMI's stockholders, the execution and delivery by CMI and Acquisition Corp. of this Agreement, and the agreements provided for herein, and the consummation by CMI and Acquisition Corp. of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by CMI and Acquisition Corp. Subject to the obtaining of approval of CMI's stockholders, this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of CMI and Acquisition Corp., enforceable against them in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by CMI and Acquisition Corp. of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice of the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to CMI (assuming compliance with the requirements of the HSR Act); (b) violate the provisions of the Certificates of Incorporation or Bylaws of CMI or Acquisition Corp.; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of CMI or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which CMI or any of its Subsidiaries is a party or by which CMI or any of its Subsidiaries is or may be bound.

     4.5 Opinion of Financial Advisor. The financial advisor of CMI, Bear, Stearns & Co. Inc., has delivered to CMI an opinion dated the date of this Agreement to the effect that the Merger is fair from a financial point of view to the stockholders of CMI.

     4.6 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by CMI and Acquisition Corp. and which the failure to obtain would have a material adverse effect on the business of CMI and which are necessary for the execution and delivery by CMI and Acquisition Corp. of the Agreement or any documents to be executed and delivered by CMI and Acquisition Corp. in connection herewith or for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

     4.7 Acquisition Corp. Acquisition Corp. has been formed by CMI for the purpose of effecting the Merger and has no significant assets or liabilities. The authorized capital stock of Acquisition Corp. consists of 1000 shares of common stock, of which 100 shares are issued and outstanding. All of the issued and outstanding common stock of Acquisition Corp. is owned by CMI and is validly issued, fully paid and nonassessable.

     4.8 Disclosure. No representation or warranty by CMI in this Agreement or in any Exhibit hereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact required to be stated herein or therein or necessary in order to make the statements and facts contained herein or therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this Section 4.8 shall not supersede or replace any specific representations and warranties set forth in this Agreement or any Exhibit attached hereto.

                                   ARTICLE V

                        CERTAIN COVENANTS OF THE COMPANY

     From and after the date hereof and until the Closing Date:

     5.1 Conduct of Business and Certain Key Employees. The Company and its Subsidiaries shall carry on their business diligently in the ordinary course and substantially in the same manner as heretofore conducted. All of the property of the Company and its Subsidiaries shall be used, operated, repaired and maintained in a manner consistent with past practice. The Company will use its best efforts to maintain the relationships of the Company and its Subsidiaries with their employees, customers and suppliers and will use its best efforts to enter into employment arrangements satisfactory to CMI with key employees identified by CMI in writing prior to the Closing.

     5.2 Absence of Material Changes. Without the prior written consent of CMI, neither the Company nor any of its Subsidiaries shall:

          (a) take any action to amend its charter documents or bylaws;

          (b) issue any stock (except upon the exercise of outstanding options or warrants to purchase common stock in exchange for full payment), bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

          (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

          (d) declare or make any payment or distribution to its stockholders or purchase or redeem any shares of its capital stock;

          (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their assets or properties, other than mechanic's liens or liens arising by operation of law;

          (f) sell, assign, or transfer any of their assets, except for inventory sold in the ordinary course of business;

          (g) cancel any debts or claims, except in the ordinary course of business;

          (h) merge or consolidate with or into any corporation or other entity;

          (i) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due; or

          (j) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments by the Company and its Subsidiaries which in the aggregate do not exceed $25,000 for each such lease, contract, agreement or understanding or extend for more than one year from the date hereof.

     5.3 Reports, Taxes. The Company and its Subsidiaries will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

     5.4 Non-Solicitation.

          (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, or sale of shares of capital stock, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Company to comply with its fiduciary duties to stockholders under applicable law.

          (b) The Company shall notify CMI immediately (and no later than 24 hours) after receipt by the Company (or its advisors), of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making an Acquisition Proposal. Such notice to CMI shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) If this Agreement is terminated by the Company or the Company fails to consummate the transactions contemplated hereby by reason of receipt of an Acquisition Proposal, and in accordance with Section 5.4 and
     Section 10.3 hereof the company will have such termination right, the Company shall pay to CMI upon demand (by wire transfer of immediately available federal funds to an account designated by CMI for such purpose) the amount of documented out-of-pocket expenses incurred by CMI in connection with the transactions contemplated hereby (including, without limitation, fees and expenses of legal counsel, lenders, investment bankers and accountants), whether incurred before or after the date of this Agreement, plus an amount equal to three percent (3%) of the total consideration payable to the Company and/or its stockholders under the Superior Proposal.

     5.5 Option Plans. The Company agrees to take all action necessary under the Nonemployee Option Plan and the Employee Option Plan to assure that all options outstanding under such Plans can be assumed by CMI pursuant to the provisions of Section 2.5 hereof. The Company also agrees not to take any action that would result in acceleration of vesting of any option outstanding under either of such Plans.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

     6.1 Proxy Statement/Prospectus/Registration Statement.

          (a) As promptly as practical after the execution of this Agreement, CMI and the Company shall prepare the Proxy Statement and CMI shall prepare and file with the SEC an S-4 Registration Statement in which the Proxy Statement will be included as a prospectus. CMI and the Company shall use all reasonable efforts to cause the S-4 Registration Statement to become effective as soon after such filing as practical. The Proxy Statement shall include the recommendations of the Boards of Directors of CMI and the Company in favor of this Agreement and the Merger; provided that the Board of Directors of the Company may withdraw such recommendation if such Board of Directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

          (b) The information supplied by CMI and the Company for inclusion in the S-4 Registration Statement shall not at the time the S-4 Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the S-4 Registration Statement or necessary in order to make the statements in the S-4 Registration Statement, in the light of the circumstances under which they were made, not misleading.

     6.2 Access to Information. Upon reasonable notice, CMI and the Company shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all information concerning its business, properties and personnel as may reasonably be requested. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.3 Stockholders Meetings. CMI and the Company each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement. Subject to Section 5.4(a) hereof and satisfaction of the other conditions contained in this Agreement, CMI and the Company will, through their respective Boards of Directors, recommend to their respective stockholders approval of this Agreement and the Merger and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     6.4 Legal Conditions to Merger. Each of CMI and the Company shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed in connection with the Merger.

     6.5 Public Disclosure. CMI and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     6.6 Tax-Free Organization. CMI and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     6.7 Pooling Accounting. CMI and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of CMI to account for the business combination to be effected by the Merger as a pooling of interests and to cause its Affiliates to sign and deliver to CMI a customary "pooling letter" in form and substance agreed upon by CMI and the Company.

     6.8 Affiliate Agreements. The Company will promptly provide CMI with a list of those persons who are in its reasonable judgment, Affiliates of the Company, within the meaning of Rule 145 promulgated under the 1933 Act ("Rule 145"). The Company shall use its best efforts to deliver or cause to be delivered to CMI prior to the Effective Time from each of the Affiliates of the Company, an executed Affiliate Agreement, in form and substance satisfactory to CMI, by which each Affiliate of the Company agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). CMI shall be entitled to place appropriate legends on the certificates evidencing any CMI common stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the CMI common stock, consistent with the terms of the Affiliate Agreements.

     6.9 Nasdaq Quotation. CMI shall use its best efforts to cause the shares of CMI common stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     6.10 Consents. Each of CMI and the Company shall use reasonable efforts to obtain all necessary consents, waivers and approvals under any of their material agreements, contracts, licenses or leases in connection with the Merger.

     6.11 Brokers or Finders. Each of CMI and the Company represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Bear, Stearns & Co. Inc., whose fees and expenses will be paid by CMI in accordance with CMI's agreement with such firm, Hambrecht & Quist Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered to CMI prior to the date of this Agreement), and the fees and costs referred to in Section 3.26 hereof, and each of CMI and the Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate. CMI acknowledges that the fees and expenses of Hambrecht & Quist will not be included in the calculation of management bonuses for management of the Company under the existing management bonus plan of the Company.

     6.12 Registration of Shares of CMI.  CMI agrees that:

          (a) If at any time CMI files a registration statement under the Securities Act on a Form S-1, Form S-2 or Form S-3 Registration Statement in respect of a proposed distribution by CMI of CMI common stock, it shall give not less than 15 days prior written notice of each such filing to each of the stockholders of the Company who execute an Affiliate Agreement (at the last address of record for such stockholder) and who then owns shares of CMI common stock acquired pursuant to this Agreement. If within 10 days of the date on which CMI's notice is postmarked, any such stockholder requests the inclusion in such registration statement of any shares of CMI common stock acquired by such stockholder hereunder, which such stockholder then proposes to sell or distribute publicly, CMI will so include such shares subject to the other terms and conditions of this Section; provided, however that such shares will not be so included if the investment banking firm primarily responsible for managing the offer and sale under such registration statement is of the opinion that an immediate sale of such shares under the registration statement would adversely impact the marketability of the offering and provided further that such investment banking firm may, as a condition to the registration of the shares, require their sale to or through the underwriters. The rights provided for in this
     Section 6.12(a) shall apply only to the first two of such registration statements filed by CMI after the date on which CMI first publicly announces the combined results of operations of CMI and the Company covering a period of at least 30 days subsequent to the Merger, excluding for this purpose any registration statement not available to such stockholders by reason of the proviso in the preceding sentence.

          (b) The shares of CMI common stock received by any stockholder pursuant to this Agreement need not be registered under the terms of
     Section 6.12(a) if in the opinion of counsel for CMI registration under the Securities Act of such shares is not necessary under the circumstances of the proposed transfer; if counsel for CMI is of such opinion, a copy of the opinion shall be supplied to the stockholder.

          (c) In connection with any registration under the Securities Act pursuant hereto, CMI shall promptly furnish each person whose shares are so registered three (3) copies of the registration statement and all amendments thereto, will keep the prospectus current for a period of three months from the effective date of the registration statement, and will supply each person with copies of any prospectus included therein (provided that no such prospectus need be supplied more than three months after the effective date of such registration statement) in such quantities as may be necessary for the purpose of such proposed sale or distribution.

          (d) Each stockholder shall pay any sales commissions or underwriting fees incurred on the sale of such stockholder's stock. All other expenses, disbursements and fees incurred in connection with any registration provided for above, including without limitation, registration fees, printing costs, legal fees (but not including any legal fees of such stockholder), and audit expenses, shall be borne by CMI.

          (e) In connection with any of the above registrations, the stockholders whose shares are being registered shall furnish CMI with such information concerning such persons and the proposed sale or distribution as shall, in the opinion of counsel for CMI, be required for use by CMI in the preparation of a registration statement. CMI shall indemnify the holder of any securities being registered in accordance with the provisions hereof against all claims, losses, damages and liabilities, and reasonable counsel fees incurred in connection therewith, caused by any untrue statement of any material fact contained in any such registration statement or prospectus or by any omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished to CMI in writing by such holder expressly for use therein, in which case such holder shall indemnify CMI to the same extent as such stockholder is indemnified in accordance herewith for statements or omissions made by CMI.

     6.13 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement each party to this Agreement shall take all such necessary action.

                                  ARTICLE VII

           CONDITIONS TO THE OBLIGATIONS OF CMI AND ACQUISITION CORP.

     The obligations of CMI and Acquisition Corp. to consummate the Merger are subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by CMI.

     7.1 Representations and Warranties True at Closing. The representations and warranties of the Company contained in this Agreement shall be true in all material respects as of the Closing, subject to changes in the Disclosure Schedule that have been approved in writing by CMI.

     7.2 Covenants Performed. All of the obligations of the Company to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed, including without limitation those set forth in 5.5 hereof.

     7.3 Certificate. At the Closing, CMI shall have received a certificate signed by the Chief Executive Officer of the Company to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

     7.4 Stockholder Approval. This Agreement and the Merger Agreement shall have been duly approved by the stockholders of the Company, Acquisition Corp. and CMI.

     7.5 Pooling Letter from CMI's Accountants. The Board of Directors of CMI shall have received a pooling letter from Ernst & Young, L.L.P. as of the date of Closing stating that the Merger qualifies as a "pooling of interests" for accounting purposes.

     7.6 Dissenting Company Shares. The aggregate number of Dissenting Company Shares shall not exceed 5 percent of the aggregate of the outstanding shares of capital stock of the Company.

     7.7 Opinion of Counsel to the Company. Andrews & Kurth, L.L.P., counsel to the Company, shall have issued an opinion in favor of CMI in the form of Exhibit D hereto.

     7.8 Affiliates Agreements. The Company shall have delivered to CMI the letter required by Section 6.8 naming all persons who are considered to be "Affiliates" of the Company, and each such Affiliate shall have executed and delivered to CMI an Affiliates Agreement.

     7.9 Fairness Opinion. CMI shall have received an opinion, dated as of the date of the Agreement and confirmed as of the dates of (a) mailing of the Proxy Statement to the CMI stockholders and (b) the CMI Stockholders Meeting that the terms of the Merger are fair to the stockholders of CMI, which opinion shall be in form and substance satisfactory to CMI.

     7.10 S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing Date not be subject to any proceeding commenced or threatened by the SEC.

     7.11 Employment Agreements and Covenants Not to Compete. CMI shall have received employment agreements executed by Arthur W. Epley, III, Charles W. Bentley, W. F. Montgomery and Carl B. Frampton in substantially the form of Exhibit E hereto, and covenants not to compete executed by Arthur W. Epley III, Charles W. Bentley and W. F. Montgomery in substantially the form of Exhibit F hereto.

     7.12 Merger Agreement. The Merger Agreement shall have been filed with the Secretary of State of the State of Texas.

     7.13 Material Changes in the Business of the Company Between the Date of this Agreement and the Closing. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, between the date of this Agreement and the Closing.

     7.14 Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted and be pending or threatened to restrain or prohibit any of the transactions contemplated hereby.

     7.15 Consents. Each of CMI and the Company shall have received in writing all consents, approvals, and waivers required in connection with the Merger.

     7.16 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by CMI to be executed and delivered to CMI in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to CMI and its counsel.

     7.17 CMI Due Diligence. There shall have been satisfactory completion by CMI of its due diligence, provided that the condition contained in this Section
7.17 shall not be available after March 3, 1995 as a basis for not closing the transactions contemplated hereby; the proviso contained herein shall not limit in any way CMI's right not to close the transactions provided for herein if any of the other conditions contained in this Article VII is not satisfied.

     7.18 HSR Act Compliance. All waiting, review and investigation periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.19 Escrow Agreement. The Escrow Agreement shall have been executed by the Stockholder Representatives and the Escrow Holder.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

     The obligations of the Company to consummate the Merger are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by the Company:

     8.1 Representations and Warranties True at Closing. The representations and warranties of CMI and Acquisition Corp. contained in this Agreement shall be true in all material respects as of the Closing.

     8.2 Covenants Performed. All of the obligations of CMI and Acquisition Corp. to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     8.3 Certificate. At the Closing, the Company shall have received a certificate signed by the Chief Executive Officer of each of CMI and Acquisition Corp. to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

     8.4 Stockholder Approval. This Agreement and the Merger Agreement shall have been duly approved by the stockholders of the Company, Acquisition Corp. and CMI.

     8.5 Tax-Free Reorganization. The Company shall have received the opinion of its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     8.6 Opinion of Counsel to CMI. Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin, counsel to CMI, shall have issued an opinion in favor of the Company in the form of Exhibit G.

     8.7 Nasdaq Notification. CMI shall have notified the Nasdaq National Market of the proposed issuance of CMI common stock pursuant to the Merger and upon exercise of the stock options of the Company assumed by CMI pursuant to the Merger and such stock shall have been approved for quotation on the Nasdaq National Market.

     8.8 S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall on the Closing Date not be subject to any proceeding commenced or threatened by the SEC.

     8.9 Merger Agreement. The Merger Agreement shall have been filed with the Secretary of State of the State of Texas.

     8.10 Pooling Letter from CMI's Accountants. The Board of Directors of CMI shall have received a pooling letter from Ernst & Young, L.L.P. dated as of the date of the Closing that the Merger qualifies as a "pooling of interest" for accounting purposes.

     8.11 Material Changes in the Business of CMI Between the Date of this Agreement and the Closing. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of CMI and its Subsidiaries, taken as a whole, between the date of this Agreement and the Closing.

     8.12 Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted and be pending or threatened to restrain or prohibit any of the transactions contemplated hereby.

     8.13 Consents. Each of CMI and the Company shall have received in writing all consents, approvals, and waivers required in connection with the Merger.

     8.14 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by the Company to be executed and delivered to the Company in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to the Company and its counsel.

     8.15 Company Due Diligence. There shall have been satisfactory completion by the Company of its due diligence, provided that the condition contained in this Section 8.15 shall not be available after March 3, 1995 as a basis for not closing the transactions contemplated hereby; the proviso contained herein shall not limit in any way the Company's right not to close the transactions provided for herein if any of the other conditions contained in this Article VIII is not satisfied.

     8.16 HSR Act Compliance. All waiting, review and investigation periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

     9.1 Survival of Representations and Warranties. All statements contained in any exhibit, certificate, schedule or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder. All such representations, warranties, and indemnification rights contained herein shall survive the Closing and any audit or investigation made by or on behalf of the parties, but shall expire on the earlier of (a) the date on which financial results containing 30 days of combined operations of CMI and the Company after the Merger are publicly announced or (b) September 30, 1995, and no claims for indemnification hereunder may be made after such date.

     9.2 Indemnification by the Company and Holders.

          (a) The Company agrees (and the Holders by their approval of this Agreement and the Merger shall be deemed to have agreed jointly) to indemnify and hold CMI and its directors, officers, employees, fiduciaries, agents and Affiliates, and each other person, if any, who controls such persons harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys' fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively "Loss" or "Losses") which arise out of or result from or are related to (i) any breach by or failure of the Company to perform any of its covenants or agreements set forth herein, or (ii) the inaccuracy of any representation or warranty made by the Company herein.

          (b) If CMI is entitled to indemnification under this Agreement, it shall be entitled to recover shares of CMI common stock pursuant to the Escrow Agreement having an aggregate value, calculated on the basis of the closing price of CMI common stock on the Nasdaq National Market (as reported by Nasdaq) on the Closing Date, equal to the amount of its Loss or Losses.

     9.3 Indemnification by CMI. CMI agrees to indemnify and hold the Company, the Holders and the Company's directors, officers, employees, fiduciaries, agents and Affiliates and each other person, if any, who controls such persons harmless against any Loss or Losses which arise out of or result from or are related to (a) any breach by or failure of CMI to perform any of its covenants or agreements set forth herein, or (b) the inaccuracy of any representation or warranty made by CMI herein.

     9.4 Limitation. Notwithstanding the foregoing, the Holders shall be liable for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by the Company herein only if the aggregate of such Losses exceeds $85,000, and CMI shall be liable for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by it herein only if the aggregate of such Losses exceeds $85,000; provided, however, that in each case full indemnification shall be required, and the $85,000 limitation shall not apply, if such $85,000 threshold is exceeded and provided further that the $85,000 limitation shall not apply with respect to any breach, failure or inaccuracy of any representation and warranty contained in Section 3.2 hereof or the covenant contained in Section 5.5 hereof. The aggregate liability of the Holders for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by the Company herein shall not exceed the Escrow Fund and the aggregate liability of CMI for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by it herein shall not exceed $10,050,000. The liability of the Holders for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement of the Company shall be limited to the return of the CMI Common Stock in the Escrow Fund.

     9.5 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify in writing within 30 days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party's position) of receiving notice of or obtaining actual knowledge of facts constituting the basis of such claim (whichever occurs first), the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. The failure to notify the Indemnifying Party will not vitiate the right of the Indemnified Party to indemnity to the extent the Indemnifying Party is not prejudiced as a result of such failure. In the event of any claim for indemnification, the Indemnified Party shall be entitled to full indemnification in the amount claimed unless, within 30 days after receipt of written notice of a claim for indemnification, the Indemnifying Party delivers a written notice to the Indemnified Party objecting to the claim for indemnification, which notice specifies in reasonable detail the basis for the objection. If the parties are unable to resolve the dispute within 30 days, the claim for indemnification shall be submitted to arbitration in the manner specified in Section 9.7 hereof. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.6 below.

     9.6 Defense by Indemnifying Party. In connection with any claims giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume, the defense of any such claim or legal proceedings; provided that, if by reason of the claim of such third party a lien, attachment, garnishment or execution has been placed on any material portion of the property or assets of the Indemnified Party at the time of such election, the Indemnifying Party, if it desires to exercise the right to assume the defense, shall furnish a satisfactory indemnity bond to obtain the release of such lien, attachment, garnishment or execution. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party assumes the defense, it shall take all actions and steps reasonably necessary to defend or settle any claim against the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense. In the event that the Indemnifying Party proposes a settlement to any such claim or legal proceeding, which settlement is satisfactory to the party instituting such claim or legal proceeding and includes (i) an unconditional release of the Indemnified Party, from all liability with respect to such claim or litigation or the dismissal of such claim or litigation against the Indemnified Party with prejudice and (ii) provision that all damages and settlement payments are to be made by the Indemnifying Party, and the Indemnified Party withholds its consent to such settlement, then in any such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Agreement against and in respect of the amount by which the damages resulting from a final judgment relating to such claim or legal proceeding exceeds the amount of the proposed settlement. In the event that the Indemnifying Party shall assume the defense of any such claim or legal proceeding and it is later determined that such claim was not a claim for which the Indemnifying Party is required to indemnify the Indemnified Party under this Article IX, the Indemnified Party shall reimburse the Indemnifying Party for all its reasonable costs and expenses with respect to such defense, including reasonable attorneys' fees and disbursements. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Section 9.5 above (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), (a) the Indemnified Party may defend against such claim or legal proceeding, in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

     9.7 Arbitration.

          (a) Either CMI or the Stockholders' Representatives may submit a dispute that has not been resolved pursuant to the provisions of Section
     9.5 above to arbitration by notifying the other party hereto in writing. Within 10 days after receipt of such notice, CMI and the Stockholders' Representatives shall designate in writing one arbitrator to resolve the dispute; provided, that if CMI and the Stockholders' Representatives cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be a current or former employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

          (b) Within 15 days after the designation of the arbitrator, the arbitrator, CMI and the Stockholders' Representatives shall meet, at which time CMI and the Stockholders' Representatives shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

          (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by CMI and the Stockholders' Representatives. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association.

          (d) The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto. The arbitrator shall have full discretion to award to either party or allocate between them the costs of the arbitration proceedings, including reasonable attorneys fees.

          (e) Any arbitration pursuant to this Section 9.9 shall be conducted in San Francisco, California. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of California and the United States District Court for the Northern District of California for purposes of the enforcement of any arbitration award.

                                   ARTICLE X

                                  TERMINATION

     10.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by approval by CMI and the Company, even if and after the stockholders of CMI and the Company have approved this Agreement and the Merger.

     10.2 Termination by CMI. This Agreement may be terminated by CMI alone, by means of written notice to the Company if (a) the Company breaches any of the representations or warranties or fails to perform any material covenant of the Company contained in this Agreement, or (b) on May 31, 1995, any of the conditions set forth in Article VII of this Agreement shall not have been satisfied by the Company or waived by CMI.

     10.3 Termination by the Company. This Agreement may be terminated by the Company alone, by means of written notice to CMI if (a) CMI breaches any of the representations or warranties or fails to perform any material covenant of CMI contained in this Agreement or (b) on May 31, 1995, any of the conditions set forth in Article VIII of this Agreement shall not have been satisfied by CMI or waived by the Company, or (c) pursuant to the provisions of Section 5.4 hereof, subject to the Company's meeting its obligations to CMI under that Section.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Expenses. Except as otherwise provided herein, each of CMI and the Company shall pay its own costs and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     11.2 Amendment. This Agreement shall not be amended except by a writing duly executed by both parties and shall not be amended after it has been approved by the stockholders of CMI or MNI, without further stockholder approval, if the amendment would alter or change the Exchange Ratio or have a material adverse effect on the stockholders of CMI or MNI.

     11.3 Entire Agreement. This Agreement, including the Exhibits, Schedules, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

     11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements entered into by California residents and entirely to be performed within California without regard to principles of conflicts of law.

     11.5 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

     11.6 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or two days after mailing by air courier addressed as follows:

     If to CMI or Acquisition Corp.:

           California Microwave, Inc.
           985 Almanor Avenue
           Sunnyvale, California 94086
           Attention: Philip F. Otto, Chief Executive Officer

     With a copy to:

           Howard, Rice, Nemerovski, Canady,
             Robertson, Falk & Rabkin
           A Professional Corporation
           Three Embarcadero Center, Seventh Floor
           San Francisco, California 94111
           Attention: Richard W. Canady

     If to the Company:

           Microwave Networks Incorporated
           10795 Rockley Road
           Houston, Texas 77099-3751
           Attention: Arthur W. Epley, President and Chief Executive Officer

     With a copy to:

           Andrews & Kurth L.L.P.
           4200 Texas Commerce Tower
           600 Travis Street
           Houston, Texas 77002
           Attention: P. Dexter Peacock

     Such addresses may be changed, from time to time by means of a notice given in the manner provided in this section.

     11.7 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     11.8 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

     11.9 Assignment. Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent.

     11.10 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     11.11 Attorneys Fees. The prevailing party shall be entitled to the recovery of reasonable attorneys fees in the event any action is brought relating to this Agreement or the Merger.

     IN WITNESS WHEREOF, CMI, Acquisition Corp. and the Company have executed this Agreement as of the date first above written.

                                          CALIFORNIA MICROWAVE, INC.

                                          By: /s/  DOUGLAS MORAIS

                                          --------------------------------------
                                          Title: President -- Wireless Products
                                          Group

                                          MICROWAVE NETWORKS INCORPORATED

                                          By: /s/  ARTHUR W. EPLEY, III

                                          --------------------------------------
                                          Title: President

                                          CMI ACQUISITION CORPORATION

                                          By: /s/  DOUGLAS MORAIS

                                          --------------------------------------
                                          Title: President

                                   EXHIBIT A

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Escrow Agreement") is made as of               ,
1995 among California Microwave, Inc., a Delaware corporation ("CMI");
                         , (the "Stockholder Representatives"); and First
National Bank of Boston ("Escrow Holder").

                                    RECITALS

     1. Pursuant to an Agreement and Plan of Reorganization and Merger (the "Agreement"), dated as of January 31, 1995, among CMI, CMI Acquisition Corp., a wholly-owned subsidiary of CMI ("Acquisition Corp."), and Microwave Networks Incorporated, a Texas corporation (the "Company"), Acquisition Corp. will be merged with and into the Company and the Company will be the surviving corporation and become a wholly-owned subsidiary of CMI (the "Merger").

     2. This Escrow Agreement is being entered into pursuant to Section 2.4 and
Article IX of the Agreement. Execution and delivery of this Escrow Agreement is a condition to the obligation of CMI to consummate the Merger.

     3. As set forth in Section 2.4 of the Agreement, by their approval of the Agreement and the Merger, those persons who immediately prior to the effective time of the Merger (the "Effective Time") were the holders of shares of capital stock of the Company (the "Holders") have authorized the Stockholder Representatives to act as their representatives under this Escrow Agreement with the powers and authority provided herein.

     4. Pursuant to the Agreement, the shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time, other than dissenting shares, will be converted into shares of the common stock of CMI.

     5. Section 2.4 of the Agreement provides that at the Effective Time, certain of the shares of the common stock of CMI issued in the Merger shall be delivered on behalf of the Holders to the Escrow Holder in order to secure the indemnification obligations of the Company and the Holders set forth in Article IX of the Agreement.

                 NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                                  DEFINITIONS

     Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement. In addition, for the purposes of this Escrow Agreement, the following terms shall have the following meanings:

     1.1 Claim Certificate. "Claim Certificate" shall mean a certificate signed by an officer of CMI stating (i) that CMI has incurred or reasonably believes it may in the future incur the amount of Losses specified in such Claim Certificate, (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of the Agreement alleged to have been violated, and (iii) the number of Escrowed Shares to which CMI believes it is entitled with respect to such Losses.

     1.2 Escrow Fund. "Escrow Fund" shall mean the Escrowed Shares then held by the Escrow Holder.

     1.3 Escrowed Share. An "Escrowed Share" shall mean a share of CMI common stock delivered to the Escrow Holder by the Exchange Agent on behalf of the Holders in accordance with Section 2.4 and Section 2.6 of the Agreement, together with any and all other shares of CMI common stock, other securities of CMI or any other issuer, other property or cash received or receivable in respect of such escrowed share of CMI common stock, including, without limitation, any and all securities, property or cash to be issued or distributed in connection with any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event declared or effected with respect to shares of CMI common stock.

     1.4 Value. "Value," when used with respect to an Escrowed Share, shall have the meaning set forth in Section 9.2(b) of the Agreement.

                                   ARTICLE II

                               CREATION OF ESCROW

     2.1 Purpose. This Escrow Agreement is being executed and delivered, and the deposit of the Escrow Fund hereunder is being made in accordance with
Section 2.4 of the Agreement, for the purpose of securing the indemnification obligations of the Company and the Holders set forth in Article IX of the Agreement.

     2.2 Creation of Escrow Fund. At or promptly after the Effective Time, the Stockholder Representatives shall instruct the Exchange Agent to deposit with the Escrow Holder certificates representing those shares of CMI common stock required to be so deposited under Section 2.4 of the Agreement. CMI and the Holders agree that any other securities, property or cash which thereafter are to become part of the Escrow Fund as provided in Section 1.4 of this Escrow Agreement, shall be promptly deposited with the Escrow Holder upon receipt by or on behalf of the Holders, and receipt by the Escrow Holder on behalf of the Holders shall be deemed receipt by the Holders. Certificates representing securities deposited in the Escrow Fund shall be accompanied by separate stock powers endorsed in blank by the Stockholder Representatives on behalf of the Holders.

                                  ARTICLE III

                                     CLAIMS

     3.1 Payment After Delivery of Claim Certificate. If CMI gives the Escrow Holder and the Stockholder Representatives a Claim Certificate, then, as soon as practicable but not earlier than 30 days after the giving of such Claim Certificate, the Escrow Holder, subject to the requirements of Section 3.2 hereof, shall deliver to CMI, from the Escrow Fund, on behalf of CMI or other parties indemnified under the provisions of Section 9.2(a) of the Agreement that number of Escrowed Shares having a Value (to the extent the Escrow Fund is sufficient for such purpose) equal to the Losses specified in such Claim Certificate.

     3.2 Disputes Respecting Claims. Unless, within 30 days after the giving of any Claim Certificate by CMI, CMI and the Escrow Holder receive a written notice from the Stockholder Representatives stating that the Stockholder Representatives question the accuracy of a matter asserted in such Claim Certificate, such Claim Certificate shall constitute full authority to the Escrow Holder to take the action provided for in Section 3.1 and shall be conclusive and binding on all parties hereto and on the Holders. If, however, the Stockholder Representatives timely give such a notice, the Escrow Holder shall not make any distribution to CMI of that portion of the Escrow Fund which the Stockholder Representatives assert in their notice should not be so distributed until the Escrow Holder receives (i) the written instructions of the Stockholder Representatives and CMI or (ii) a final decision of a court of competent jurisdiction in the case of third party claims or of an arbitrator in the case of a dispute between CMI and the Stockholder Representatives with respect to the Claim Certificate; in each case specifiying the manner in which such distribution shall be made. For this purpose, a final decision shall mean the final judgment of any court of competent jurisdiction from which no appeal is then allowed or a final decision of an arbitrator pursuant to Article IX of the Agreement.

     3.3 Notice and Defense of Third Party Claims. Notice and defense of third party claims shall be handled in the manner provided in Article IX of the Agreement.

                                   ARTICLE IV

                          DISTRIBUTION OF ESCROW FUND

     4.1 Distribution of Undisputed Amounts. Subject to Section 4.2 hereof, on the date specified in Section 9.1 of the Agreement (the "Escrow Termination Date") the Escrow Holder shall promptly distribute the entire remaining Escrow Fund to the Stockholder Representatives for the benefit of the Holders, or to the Holders if and as the Stockholder Representatives shall direct, pro rata according to the number of shares of Company capital stock held by the Holders immediately prior to the Effective Time.

     4.2 Distribution of Disputed Amounts.  Notwithstanding the provisions of
Section 4.1 hereof, if, prior to the Escrow Termination Date, CMI shall have given a Claim Certificate to the Stockholder Representatives and the Escrow Holder and a dispute, in accordance with Section 3.2 hereof, respecting that Claim Certificate or the subject matter of such Claim Certificate has not yet been resolved in accordance with Section 3.2, then the Escrow Holder shall continue to hold that portion of the Escrow Fund which is the subject of such dispute. Any portion of the Escrow Fund so withheld shall continue to be held by the Escrow Holder until it receives authorization to distribute the portion of the Escrow Fund so withheld in accordance with the second sentence of Section 3.2.

                                   ARTICLE V

                                 ESCROW HOLDER

     5.1 Limitation on Liability. It is agreed that the duties of the Escrow Holder are limited to those herein specifically provided and are ministerial in nature. It is further agreed that the Escrow Holder shall incur no liability whatever except by reason of its willful misconduct or gross negligence. The Escrow Holder shall be under no obligation in respect of the Escrow Fund other than faithfully to follow the instructions herein contained or delivered to the Escrow Holder in accordance with the Escrow Agreement. The Escrow Holder may consult with counsel and shall be fully protected in any action taken in good faith in accordance with the advice of such counsel. It shall not be required to institute legal proceedings of any kind. It shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and it shall be fully protected in acting in accordance with this Escrow Agreement upon any written instructions given to it and believed by it to have been duly executed by CMI or by the Stockholder Representatives, as the case may be, in accordance herewith.

     5.2 Compensation. CMI agrees to pay the Escrow Holder as compensation for its services hereunder an acceptance fee of $500, and an annual administration fee of $2,500 for so long as the Escrow Holder holds all or any portion of the Escrow Fund.

     5.3 Resignation. The Escrow Holder, or any successor to it hereafter appointed, may at any time resign by giving notice in writing to CMI and the Stockholder Representatives and, upon the appointment of a successor Escrow Holder as hereinafter provided, shall be discharged from any further duties hereunder. In the event of such resignation, a successor Escrow Holder, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by CMI, subject to the approval of the Stockholder Representatives, which approval shall not be unreasonably withheld. Any such successor Escrow Holder shall deliver to CMI and the Stockholder Representatives a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all of the unaccrued rights and duties of the Escrow Holder hereunder and shall be entitled to receive all of the then remaining Escrow Fund.

                                   ARTICLE VI

                          STOCKHOLDER REPRESENTATIVES

     The Stockholder Representatives shall have full power and authority to represent all Holders with respect to all matters arising under this Escrow Agreement. All action taken by the Stockholder Representatives hereunder shall be binding upon the Holders as if expressly confirmed and ratified in writing by each of them.

Without limiting the generality of the foregoing, the Stockholder Representatives shall have full power and authority on behalf of all of the Holders to interpret all the terms and provisions of this Escrow Agreement, to give all approvals and take any other actions with respect to the Holders in connection with the subject matter of this Agreement and to consent to any amendment hereof. All action to be taken by the Stockholder Representatives hereunder shall be taken by, or at the written direction of, a majority of the Stockholder Representatives (only after all of the Stockholder Representatives have been consulted), and any action so taken shall be conclusive and binding upon all of the Holders. CMI may deal solely with and rely solely upon the Stockholder Representatives as the representatives of all the Holders. The Stockholder Representatives shall incur no liability to the Holders except by reason of their willful misconduct or gross negligence.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Notices. Except as expressly provided in this Escrow Agreement, all notices (including any Claim Certificate) given in connection with this Escrow Agreement shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or facsimile, or two days after mailing by air courier, addressed as follows:

     If to CMI:

           California Microwave, Inc.
           985 Almanor Avenue
           Sunnyvale, California 94086
           Attention: Philip F. Otto, Chief Executive Officer

     With a copy to:

           Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin A Professional Corporation
           Three Embarcadero Center, Seventh Floor
           San Francisco, California 94111
           Attention: Richard W. Canady

     If to the Stockholder Representatives:

           To such address or addresses as they shall specify in writing to the other parties to this Agreement in the manner provided in this
           Section 7.1.

     With a copy to:

           Andrews & Kurth, L.L.P.
           4200 Texas Commerce Tower
           600 Travis Street
           Houston, Texas 77002
           Attention: P. Dexter Peacock

     If to the Escrow Holder:

           First National Bank of Boston
           Corporate Trust Department
           Mail Stop 45-02-15
           150 Royall Street
           Canton, Massachusetts 02021

     Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 7.1.

     7.2 Successors and Assigns. The Escrow Holder, the Stockholder Representatives and CMI may not assign, by operation of law or otherwise, all or any portion of its or their rights, obligations or liabilities under this Escrow Agreement without the prior written consent of the other parties hereto, which consent may be withheld in the absolute discretion of the party being asked for the Consent. Any attempted assignment in violation of this Section 7.2 shall be voidable. This Escrow Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of CMI and the other indemnified parties and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Holders and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Escrow Holder and its successors and the Stockholder Representatives and their successors, assigns, heirs, executors, administrators and legal representatives.

     7.3 Headings. The headings contained in this Escrow Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Escrow Agreement.

     7.4 Waiver. Waiver of any term or condition of this Escrow Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Escrow Agreement.

     7.5 Governing Law. This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applied to agreements entered into and entirely to be performed within the state.

     7.6 Arbitration. The parties hereto agree that if any Claim for Losses is made and not resolved, such Claim shall be submitted to arbitration under
Article IX of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

                                          CALIFORNIA MICROWAVE, INC.

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          STOCKHOLDER REPRESENTATIVES:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          FIRST NATIONAL BANK OF BOSTON

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                   EXHIBIT B

                               ARTICLES OF MERGER
                            PROVIDING FOR THE MERGER
                                       OF
                          CMI ACQUISITION CORPORATION
                                      INTO
                        MICROWAVE NETWORKS INCORPORATED

     Pursuant to Section 5.04 of the Texas Business Corporation Act, CMI Acquisition Corporation, a Texas corporation ("CMI Acquisition"), California Microwave, Inc., a Delaware corporation ("CMI"), and Microwave Networks Incorporated, a Texas corporation ("MNI"), adopt the following Articles of Merger effecting the merger (the "Merger") of CMI Acquisition with and into MNI, with MNI as the surviving corporation.

     1. The Agreement of Merger, attached hereto as Exhibit A, and the performance thereof, was duly authorized and approved by the board of directors and shareholders of (i) each of CMI Acquisition and MNI in the manner prescribed by the Texas Business Corporation Act and by the respective articles of incorporation and bylaws of CMI Acquisition and MNI and (ii) CMI in the manner prescribed by the Delaware General Corporation Law and its certificate of incorporation and bylaws.

     2. CMI Acquisition has 100 shares of Common Stock outstanding, all of which
were voted in favor of the Agreement of Merger. CMI has      shares of Common
Stock outstanding,      of which were voted in favor of the Agreement of Merger
and      of which were voted against the Agreement of Merger. MNI has a total of
     shares of capital stock outstanding, of which      shares were voted in
favor of the Agreement of Merger and      shares were voted against the
Agreement of Merger. Of the total MNI shares outstanding, the number of shares outstanding entitled to vote as a class or series and the respective votes are
as follows: (i)      shares of Common Stock outstanding,      of which were
voted in favor of the Agreement of Merger and      of which were voted against
the Agreement of Merger, (ii) 2,000,000 shares of Series A Preferred Stock
outstanding,      of which were voted in favor of the Agreement of Merger and of which were voted against the Agreement of Merger, (iii) 3,166,354 shares
of Series B Preferred Stock outstanding,      of which were voted in favor of
the Agreement of Merger and      of which were voted against the Agreement of
Merger, and (iv) 2,037,621 shares of Series C Preferred Stock outstanding,
of which were voted in favor of the Agreement of Merger and      of which were
voted against the Agreement of Merger.

     IN WITNESS WHEREOF, the undersigned officers of the respective corporations
have submitted these Articles of Merger, dated this   day of March, 1995.

                                         CMI ACQUISITION CORPORATION

                                         By:
                                         ---------------------------------------
                                         Name:
                                         ---------------------------------------
                                         Title:
                                         ---------------------------------------

                                         MICROWAVE NETWORKS INCORPORATED

                                         By:
                                         ---------------------------------------
                                         Name:
                                         ---------------------------------------
                                         Title:
                                         ---------------------------------------

                                         CALIFORNIA MICROWAVE, INC.

                                         By:
                                         ---------------------------------------
                                         Name:
                                         ---------------------------------------
                                         Title:
                                         ---------------------------------------

                                   EXHIBIT B

                              AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER (the "Merger Agreement") is made and entered into
as of                     , 1995, by and among Microwave Networks Incorporated,
a Texas corporation (the "Company"), California Microwave, Inc., a Delaware corporation ("CMI") and CMI Acquisition Corporation, a Texas corporation ("Acquisition Corp.").

                                   WITNESSETH

     WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 15,000,000 shares of Common Stock, $0.01 par value per share, of which shares are issued and outstanding on the date hereof, and 7,845,240 shares of Preferred Stock, classified into three series, as follows: 2,000,000 shares of Series A Convertible Preferred Stock, of which 2,000,000 shares are issued and outstanding on the date hereof; 3,250,000 of Series B Convertible Preferred Stock, of which 3,166,354 shares are issued and outstanding as of the date hereof; and 2,595,240 shares of Series C Convertible Preferred Stock, of which 2,037,621 shares are issued and outstanding as of the date hereof;

     WHEREAS, CMI is a corporation duly organized, validly existing and in good standing in the State of Delaware, with authorized capital stock consisting of 29,200,000 shares of Common Stock, $.10 par value ("CMI Common Stock"), of which
       shares were issued and outstanding as of             , 1995.

     WHEREAS, there are options outstanding under the Company's Non-Qualified Stock Option Plan for Nonemployed Directors and Consultants ("Nonemployee Option
Plan") covering             shares of Common Stock of the Company and options
outstanding under the Company's Non-Qualified Stock Option Plan for Employees
("Employee Option Plan") covering            shares of Common Stock of the
Company, all of which options shall be converted into options to acquire CMI Common Stock pursuant to the provisions hereof; and

     WHEREAS, Acquisition Corp. is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 1,000 shares of common stock (the "Acquisition Corp. Common Stock"), of which 100 shares are issued and outstanding and owned by CMI; and

     WHEREAS, the respective Boards of Directors of the Company, CMI and Acquisition Corp. have determined that it is advisable and to the advantage of such corporations and their shareholders that Acquisition Corp. merge with and into the Company (the "Merger") upon the terms and conditions herein provided; and

     WHEREAS, the Boards of Directors of the Company, CMI and Acquisition Corp. have approved this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, it is agreed as follows:

     1. Merger. Acquisition Corp. shall be merged with and into the Company on the terms and conditions hereinafter expressed (the "Merger"). At the Effective Time (as defined hereinafter), the separate existence of Acquisition Corp. shall cease and the Company shall be the surviving entity (the "Surviving Entity"). The Merger shall be effective upon the filing of Articles of Merger, together with a copy of this Merger Agreement, with the Secretary of State of the State of Texas in the manner required by Article 5.01 et. seq. of the Texas Business Corporation Act ("TBCA") and upon the issuance of the Certificate of Merger by the Secretary of State (the "Effective Time").

     2. Directors and Officers and Governing Documents. The Articles of Incorporation of the Company, as in effect at the Effective Time, shall continue to be the Articles of Incorporation of the Surviving Entity as the surviving corporation without change or amendment. The Bylaws of the Company as amended and in effect at the Effective Time, shall continue to be the Bylaws of the Surviving Entity as the surviving corporation without change or amendment. The directors and officers of the Surviving Entity shall be the same upon the Effective Time as they are immediately prior thereto until their successors have been duly appointed or elected in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

     3. Succession. At the Effective Time, the Surviving Entity shall succeed to Acquisition Corp. in the manner of and as more fully set forth in Article
5.06 of the Texas Business Corporation Act. All rights, title and interests to all real estate and other property owned by Acquisition Corp. shall be allocated to and vested in the Surviving Entity without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon. All liabilities and obligations of Acquisition Corp. shall be allocated to the Surviving Entity and the Surviving Entity shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the Merger shall be liable therefor.

     4. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action by the holders thereof:

          (a) each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time into one share of Common Stock of the Company;

          (b) each share of Common Stock and Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time, except those shares which are "dissenting shares" (as defined below), shall, by virtue of the Merger and without any action on the part of the holders
     thereof, be converted at and as of the Effective Time into      of a share
     of CMI Common Stock. Only whole shares of CMI Common Stock shall be issued; in lieu of any fractional share of CMI Common Stock, each such holder shall receive in cash the fair market value of such fractional share, valuing CMI Common Stock at the closing price for such stock on the Nasdaq National Market on the trading day immediately preceding the day on which the Merger becomes effective, as reported by Nasdaq.

     5. Escrow. In order to provide indemnification in accordance with Article IX of the Agreement and Plan of Reorganization and Merger among CMI, Acquisition Corp. and the Company, dated as of January 31, 1995 (the "Agreement") and with the Escrow Agreement (as defined in the Agreement), at the Effective Time or as soon thereafter as possible, a stock certificate representing 10% of the whole shares of CMI Common Stock (rounded down to the nearest whole share) into which the shares of capital stock of the Company were converted pursuant to Section 4(b) of this Merger Agreement shall be delivered to the Escrow Holder (as defined in the Escrow Agreement) (which shares shall be withheld from the former holders of Common Stock and Preferred Stock of the Company ratably based on the number of shares of stock of the Company held by such holder immediately prior to the Effective Time).

     6. Company Options. At the Effective Time and pursuant to the terms of the Agreement, each of the outstanding options to purchase Common Stock of the Company under the Nonemployee Option Plan and the Employee Option Plan shall thereafter entitle the holder thereof to receive for each share of Common Stock
of the Company subject to such option, upon exercise thereof,      of a share of
CMI Common Stock, at an exercise price for each full share of CMI Common Stock equal to the quotient obtained by dividing (a) the exercise price per share of
Common Stock of the Company with respect to such option by (b)           , which
exercise price per share shall be rounded down to the nearest whole cent. The number of shares of CMI Common Stock that may be purchased by a holder under any option assumed by CMI hereunder shall not include any fractional share of CMI Common Stock, but shall be rounded up to the next higher whole share of CMI Common Stock.

     7. Dissenting Shares. Notwithstanding the provisions of Section 4 hereof, if a holder of shares of capital stock of the Company files a written objection to the Merger with the Company prior to the vote of the shareholders of the Company on the Merger and if the shares of stock of the Company held by such holder were not voted in favor of the Merger and are not tendered by such holder for payment pursuant to Section 8 below (such shares being the "Potentially Dissenting Shares"), the Company shall mail to the record owners of such shares the notice relating to dissenters' rights required by Article 5.12 of the TBCA, accompanied by copies of Articles 5.12 and 5.13 of the TBCA. The Potentially Dissenting Shares shall not be converted into the right to receive the per share payment specified in Section 4(b) hereof, except as provided hereinafter. Potentially Dissenting Shares which do not become "dissenting shares" pursuant to Article 5.12 of the TBCA within the statutory notice period shall be converted in accordance with
Section 4(b) hereof. Holders of Potentially Dissenting Shares that become "dissenting shareholders" within the statutory notice period shall be entitled to the rights provided in Articles 5.12 and 5.13 of the TBCA. The Company shall be the entity obligated for the payment of the fair value of any shares held by a shareholder who has complied with the requirements of Article 5.12 of the TBCA for the recovery of the fair value of his shares.

     8. Surrender of Stock Certificates; Payment.

     On and after the Effective Time, all of the outstanding certificates which prior to that time represented Common or Preferred Stock of the Company, except for certificates representing dissenting shares, shall be deemed for all purposes to evidence ownership of and the right to receive the CMI Common Stock into which the stock represented by such certificates has been converted as provided herein. At or as soon as practicable after the Effective Time, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Common or Preferred Stock of the Company, except for dissenting shares, shall surrender such certificates to the First National Bank of Boston as the Exchange Agent of CMI in accordance with the provisions contained in the Agreement and the Exchange Agent, in exchange for the surrender of such certificates, shall deliver to such holder the consideration which such holder is entitled to receive pursuant to Section 4(b) above, subject to the provisions of Section 5 above.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolutions of the Boards of Directors and shareholders of the Company, CMI and Acquisition Corp., is hereby executed on behalf of each of said corporations by their respective officers thereunto duly authorized.

                                                 MICROWAVE NETWORKS INCORPORATED
                                                 A Texas corporation
                                                 By
                                                 ---------------------------------------------
                                                    President

ATTEST:
By
- ---------------------------------------------
   Secretary

                                                 CALIFORNIA MICROWAVE, INC.
                                                 A Delaware corporation
                                                 By
                                                 ---------------------------------------------
                                                    President

ATTEST:
By
- ---------------------------------------------
   Secretary

                                                 CMI ACQUISITION CORPORATION
                                                 A Texas corporation
                                                 By
                                                 ---------------------------------------------
                                                    President

ATTEST:
By
- ---------------------------------------------
   Secretary

                                   EXHIBIT C

                        MICROWAVE NETWORKS INCORPORATED

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of January 31, 1995 between California Microwave, Inc., a Delaware corporation ("CMI") and the undersigned stockholder ("Stockholder") of Microwave Networks Incorporated, a Texas corporation ("MNI").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, CMI, CMI Acquisition Corporation, a Texas corporation and wholly owned subsidiary of CMI ("Acquisition Corp."), and MNI have entered into an Agreement and Plan of Reorganization and Merger (the "Reorganization Agreement"), which together with a related Agreement of Merger (collectively, the "Merger Agreement") provide for the merger (the "Merger") of Acquisition Corp. with and into MNI. Pursuant to the Merger, all outstanding capital stock of MNI will be converted into CMI common stock.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock, $.01 par value per share, and such number of shares of the outstanding Preferred Stock, $.01 par value per share, of MNI as is indicated on the final page of this Agreement (the "Shares").

     C. The agreements of the Stockholder contained herein are in consideration of the execution of the Reorganization Agreement by CMI.

     NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions of the Reorganization Agreement (including without limitation the provisions of Section 5.4(a) thereof) the parties agree as follows:

     1. Agreement to Retain Shares.

          1.1 Transfer and Encumbrance. Stockholder agrees not to transfer, sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose or encumber the Shares or any New Shares (as defined in Section 1.2 below) prior to the Expiration Date (as defined below)) or otherwise dispose of or encumber the Shares or any New Shares or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the termination of the Reorganization Agreement in accordance with its terms.

          1.2 New Shares. Stockholder agrees that any shares of capital stock of MNI that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

          2. Agreement to Vote Shares. Unless the Reorganization Agreement is terminated pursuant to the provisions of Sections 5.4(a) and 10.3 thereof, at every meeting of the stockholders of MNI held prior to the Effective Time called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of MNI with respect to any of the following, Stockholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to the consummation of the Merger and the Merger Agreement, against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than CMI and its affiliates and against any liquidation or winding up of MNI (each of the foregoing is referred to as an "Opposing Proposal"). Stockholder agrees not, directly or indirectly, to solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of MNI's business assets or a controlling equity interest in MNI.

     3. Affiliate Agreement. Stockholder agrees to execute and deliver to CMI prior to the Merger the "pooling letter" and the Affiliate Agreement required under the terms of Sections 6.7 and 6.8 of the Reorganization Agreement.

     4. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to CMI as follows:

          4.1 Ownership of Shares. Stockholder: (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of MNI other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

          4.2 No Proxy Solicitations. Unless the Reorganization Agreement is terminated pursuant to the provisions of Sections 5.4(a) and 10.3 thereof, Stockholder will not, and will not permit any entity under Stockholder's control, to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by written consent of MNI stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange
     Act) with respect to any voting securities of MNI with respect to an Opposing Proposal.

     5. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     6. Miscellaneous.

          6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other.

          6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

          6.4 Specific Performance; Injunctive Relief. The parties acknowledge that CMI will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to CMI upon any such violation, CMI shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to CMI at law or in equity.

          6.5 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or two days after mailing by air courier addressed as follows:

     If to CMI:

           California Microwave, Inc.
           985 Almanor Avenue
           Sunnyvale, Ca 94086
           Attn: Philip F. Otto

     With a copy to:

           Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin A Professional Corporation
           3 Embarcadero Center
           San Francisco, CA 94111-4065
           Attn: Richard W. Canady, Esq.

     If to Stockholder:

           To the address for notice set forth on the last page hereof.

     Such addresses may be changed from time to time by means of a notice given in the manner provided in this section.

     With a copy to:

           Microwave Networks Incorporated
           10795 Rockley Road
           Houston, TX 77099-3571
           Attn: Chief Executive Officer

     With a copy to:

           Andrews & Kurth L.L.P.
           4200 Texas Commerce Tower
           600 Travis Street
           Houston, TX 77002
           Attn: Dexter Peacock, Esq.

          6.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Texas.

          6.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

          6.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          6.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

CALIFORNIA MICROWAVE, INC.                   STOCKHOLDER

By:                                          By:
- -----------------------------------          -----------------------------------
Philip F. Otto
Chief Executive Officer
                                             Stockholder's Address for Notice:

                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------

                                             Shares beneficially owned
                                             (including shares issuable pursuant
                                             to any rights, options and
                                             warrants):

                                                       shares of Microwave
                                             Networks Incorporated Common Stock

                                                       shares of Microwave
                                             Networks Incorporated Preferred
                                             Stock

                                   EXHIBIT D

                           OPINION OF ANDREWS & KURTH
                            (COUNSEL TO THE COMPANY)

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with requisite corporate power to own and lease its assets and properties and to conduct its business as it is presently being conducted.

     2. The authorized capitalization of the Company is as set forth in Section
3.2 to the Agreement. Based upon a review of the Company's corporate books and records made available to us and on statements and representations made to us by officers or directors of the Company, which to our knowledge are not inaccurate:
(a) the issued and outstanding capital stock of the Company consists solely of that number of shares of capital stock which are specified in Section 3.2 of the Agreement; (b) all of such capital stock is duly and validly issued, fully paid and nonassessable; (c) there are no outstanding options, rights or subscriptions to acquire capital stock of the Company or securities which are convertible into, or exchangeable for, capital stock of the Company, other than as specified in Section 3.2 of the Agreement; (d) the Company has taken all action necessary under the option plans of the Company to comply with the provisions of Section
5.5 of the Agreement; and (e) the Company does not own any interest in any corporate subsidiary, partnership or other business entity except as specified in Section 3.3 of the Agreement.

     3. The Company has all requisite corporate power and corporate authority to execute, deliver and perform its obligations under the Agreement and the Merger Agreement. The execution and delivery of the Agreement and the Merger Agreement by the Company and the performance by the Company of its obligations under the Agreement and the Merger Agreement have been duly authorized by all requisite corporate action on the part of the Company.

     4. Upon the effectiveness of the Merger, the Agreement and the Merger Agreement will have been duly executed and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium, receivership and/or other laws relating to or affecting the rights of creditors generally (including, without limitation, fraudulent transfer laws); (b) equitable principles of general applicability (including, without limitation, equitable subordination, good faith, commercial reasonableness and the possible unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law or whether codified by statute; or (c) the invalidity or unenforceability, under certain circumstances, under California or federal law or court decisions, of provisions indemnifying a party against liability for its own wrongful or negligent acts or where much indemnification is contrary to public policy. Upon consummation of the Merger, the Merger Agreement will be effective to convert the capital stock of the Company into the right to receive the common stock of CMI described therein. No stockholder of the Company has exercised or is entitled to exercise dissenters rights under Article 5.12 of the Texas Business Corporation Act.

     5. The execution and delivery of the Agreement and the Merger Agreement by the Company, and the performance by the Company of its obligations thereunder in accordance with the terms thereof, do not: (a) contravene the Articles of Incorporation or Bylaws of the Company; or (b) to our knowledge, result in a violation of any judgment, order or decree of any arbitrator to which the Company is named as a party; (c) result in a breach of or constitute a default under any contract or agreement described on the attached schedule certified by the Company to be a list of its material contracts and agreements; or (d) to our knowledge, result in the creation of any mortgage, lien, pledge, charge, security interest, claim or other encumbrance upon the capital stock or any material asset of the Company.

     6. To our knowledge, there is no action, suit, claim, proceeding or investigation pending or threatened against or involving the Company before any court, governmental or regulatory authority, agency, commission, or board of arbitration, the adverse determination of which would have a material adverse effect on the properties, business, operations or financial condition of the Company or which would prohibit or restrain the consummation of the transactions contemplated by the Agreement and the Merger Agreement.

     7. To our knowledge, no consent, approval, authorization, or order of any governmental agency or body or any court not obtained and in effect on the date hereof is required on behalf of the Company for the lawful consummation by them of the transactions contemplated by the Agreement and the Merger Agreement.

                                   EXHIBIT E

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") made this      day of
               , 1995, by and between Microwave Networks Incorporated, a Texas corporation ("Company"), and
                                                  ("Employee").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into this Agreement with Employee; and

     WHEREAS, Employee is willing, in consideration of the inducements herein provided, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is hereby agreed as follows:

     1. Employment. The Company hereby employs Employee and Employee agrees to accept such employment on the following terms and conditions.

     2. Term.  The period of employment covered by this Agreement shall commence
on                     , 1995 and shall terminate on June 30, 1997, unless
sooner terminated under Paragraph 5 below; provided, however, that the provisions of Section 18 shall survive termination of this Agreement.

     3. Duties.  During the term of this Agreement, Employee shall be the of the Company. Employee agrees to perform
competently and diligently the duties of such position and such other duties as may be reasonably required from time to time by the Board of Directors of the Company and which are commensurate with such position. Employee shall devote his full time and attention and best efforts to the performance of such duties. "Full time" shall mean the time commitment that is typical of an executive holding a similar position in the industry.

     During the term of this Agreement, the Employee shall not be required to perform his duties hereunder other than in the area, except for any required travel on the Company's business to the extent substantially consistent with the Employee's past business travel obligations to the Company.

     Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company's Board of Directors. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities and service on any board of directors on which Employee currently serves shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written approval of the Company's Board of Directors.

     4. Compensation.  The Employee shall be paid a salary at his existing
salary rate until June 30, 1995 and, thereafter at the rate of $          per
year [which shall not be less than his existing salary rate] during the period of employment covered by this Agreement, payable pro rata on the Company's regular pay days for its employees.

     The Company shall continue its existing bonus plans through June 30, 1995 and adopt a performanceoriented incentive bonus plan for fiscal year 1996 in which the Employee will participate. The Employee's participation therein shall be on a basis at least as favorable as comparable executives of California Microwave, Inc. ("CMI"). In addition, the Employee shall receive all perquisites provided by CMI to comparable executives of CMI and its subsidiaries.

     The Company shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

     5. Termination of Employment. Employee's employment hereunder shall terminate upon the occurrence of any of the following events:

          (a) The death of Employee.

          (b) The resignation of Employee.

          (c) The permanent disability of Employee. Employee shall be permanently disabled, for the purpose of this Agreement, if he shall become entitled to receive benefits under a long term disability plan of the Company or CMI maintained for comparable executives.

          (d) His discharge for cause. The term "cause," as used in this Agreement, shall include (i) the continued and willful neglect (other than due to a physical or mental incapacity) by the Employee of his duties, obligations, and responsibilities under this Agreement, (ii) the Employee's continued and willful disobedience of orders and directives of the Board of Directors of the Company that are consistent with Section 3, (iii) the commission of any fraud, felony or act of dishonesty by the Employee related to the business of the Company, and (iv) the Employee's being frequently under the influence of alcoholic beverages or drugs to such extent that he is unable to perform his duties for the Company. For purposes of this Section 5(d), an act or failure to act on the Employee's part shall be considered "willful" if done or omitted to be done by Employee otherwise than in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company. Employee shall not be deemed to have been terminated by the Company for cause unless the Company shall have delivered to Employee written notice of the nature of such neglect, disobedience, commission or inability ("Violation") and of its intent to terminate the Employee for cause at least 30 days prior to such termination date, and Employee shall fail within such time to cure such Violation. In the event the Employee disputes such proposed termination pursuant to Section 18, during the pendency of such dispute but not beyond the term of this Agreement, as defined below, the Company shall continue the Employee as an employee of the Company for all purposes, including the payment of his compensation and other employee benefits..

     Upon termination of the Employee's employment upon occurrence of any of the above events, he shall be entitled under this Agreement to only the compensation provided for in Paragraph 4 hereof for the period of time ending with the date of termination, and to reimbursement for such expenses as he may have incurred on behalf of the Company prior to the date of termination. These payments shall fully discharge all responsibilities of the Company to the Employee under this Agreement.

     If the Company terminates Employee's employment prior to the expiration of the term of this Agreement, other than pursuant to paragraph 5(d) above, the Employee shall be entitled only to the payments provided for in the preceding paragraph, plus continuation of the Employee's salary at the salary rate in effect at the time of termination for a period of six (6) months following such termination, or, if longer, until March 31, 1996 (the "Severance Period"). In addition, the Company shall continue, without cost to the Employee, Employee's coverage under the Company's group health plan for the Severance Period.

     6. Company Plans and Other Allowances. Employee shall, during his employment under this Agreement, have the right to participate in any Company retirement, deferred compensation or profit sharing plan, any Company group life, health or accident insurance or other employee benefit plan which is currently in effect or may hereafter be adopted by the Company for its executives or employees. To the extent Employee does not participate in a comparable Company plan, the Employee shall participate in any compensation or benefit plans of CMI in which, and on the same basis as, other comparably situated executives of CMI or any other subsidiary of CMI participate. In addition, the Company shall reimburse Employee for any and all travel and other out-of-pocket expenses reasonably incurred by him in the performance of his services hereunder, and in such amount and manner as are in accord with the Company's policies then applicable to its executive employees. Employee also shall be entitled to such annual leave (vacation), sick leave, and holiday allowances as are then accorded to the Company's executive employees. In this regard, the Employee's service with the Company prior to its acquisition by CMI shall be credited for all purposes under the Company's and CMI's plans, including, without limitation, the Employee's currently accrued vacation.

     7. Special Covenants.

          (a) The parties acknowledge and agree that the services of Employee to be rendered hereunder are unique and can be rendered only by him, that it is not feasible or possible to procure others to perform such services or adequately compensate Company in damages for his failure so to perform, and that, accordingly, in the event of any breach hereunder, the parties hereto shall be entitled from a court to the extent it has jurisdiction, to such full and complete relief as a court of equity may then afford, in addition to all other relief and remedies, if any, available to them.

          (b) The parties acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information, which is not in the public domain, concerning the operation and processes of the Company, including, without limitation, financial, personnel, sales, scientific, and other information that is owned by the Company and regularly used in the operation of the Company's business, and that such information constitutes the Company's trade secrets. Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, unless at the time such information is in the public domain, except as is required in the course of his employment hereunder. Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Employee during the course of his employment under this Agreement, including information concerning the Company's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, would constitute unfair competition, unless at the time such information is in the public domain. Employee promises and agrees not to engage in any unfair competition with the Company, either during the term of this Agreement or at any other time thereafter.

     8. Consolidation or Merger. In the event of any consolidation or merger of the Company into or with another corporation, or the sale of all, or substantially all, of the Company's assets or a majority of the Company's stock to another corporation, or any reorganization resulting in a successor corporation, or any liquidation and/or dissolution of the Company, the Company shall cause such corporation as may survive said transaction to assume this Agreement and become obligated to perform all the terms and conditions hereof, and Employee's obligations hereunder shall continue in favor of such surviving corporation.

     9. Action by Company. Any action required or permitted to be taken by Company hereunder shall be deemed to have been taken if taken by appropriate corporate action of the Board of Directors of Company.

     10. Non-Assignability. This Agreement is entered into in consideration of the personal qualities of Employee and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company.

     11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

     12. Modification. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     13. Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     14. Sums Due Deceased Employee. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from the Company under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors and assigns.

     15. Notices. Any notice, correspondence or payment required or permitted to be given or made hereunder shall be deemed to have been duly given or made when personally delivered to Employee or to Company, or, if mailed, postage prepaid, registered or certified mail, to Employee at
                                                  , and
to                                     Company at
                                                  , or at such other address as
may be designated in writing by either party to the other, said notice, correspondence and/or payment, if mailed, being deemed to have been duly given days after the date so mailed.

     16. Construction and Benefit. Except as otherwise herein expressly provided, this Agreement is an agreement of employment only; shall not be deemed to create a co-partnership or joint enterprise between the parties; contains the whole understanding of the parties; is made in, and shall take effect and be construed under the laws of the State of Texas and shall be binding upon, and inure to the benefit of Company and its successors and assigns.

     17. Severability. Any determination by a court of competent jurisdiction that any provision herein contained is invalid or unenforceable shall not affect the validity or the enforceability of any other provision of this Agreement.

     18. Dispute Resolution.

          18.1 In the event a dispute shall arise between the parties as to whether the provisions of this Agreement have been complied with (a "Dispute"), the parties agree to resolve such Dispute in accordance with the following procedure:

             (a) A meeting shall be held promptly between the parties, attended by (in the case of the Company) one or more individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

             (b) If, within 10 days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, the parties agree to submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association.

             (c) The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within 10 days following the 10-day period referred to in clause (b) above.

             (d) Upon appointment of the mediator, the parties agree to participate in good faith in the mediation and negotiations relating thereto for 15 days.

             (e) If the parties are not successful in resolving the Dispute through mediation within such 15-day period, the parties agree that the Dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

             (f) The fees and expenses of the mediator/arbitrators, and reasonable attorneys' fees and expenses of counsel for the parties, shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator/arbitrators deem appropriate.

             (g) All mediation/arbitration conferences and hearings will be held in Houston, Texas.

          18.2 The parties agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In the event legal proceedings are commenced to enforce the rights awarded in an arbitration proceeding, the party who prevails or substantially prevails in such legal proceeding shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incurred in connection with such legal proceeding and on appeal.

          18.3 Except as provided above, no legal action may be brought by either party with respect to any Dispute. All Disputes shall be determined only in accordance with the procedures set forth above.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          MICROWAVE NETWORKS INCORPORATED

                                          By:
                                          --------------------------------------

                                          By:
                                          --------------------------------------
                                                         Employee

                                   EXHIBIT F

                            COVENANT NOT TO COMPETE

     THIS COVENANT NOT TO COMPETE ("Covenant") is entered into among
                         ("Shareholder"), California Microwave, Inc., a Delaware
corporation ("CMI"), and Microwave Networks Incorporated, a Texas corporation
("Company"), this   day of             , 1995.

                              W I T N E S S E T H

     WHEREAS, pursuant to that certain Agreement and Plan of Reorganization and Merger (the "Agreement") among CMI, CMI Acquisition Corporation, a Texas corporation ("Acquisition Corp."), and the Company, the parties thereto agreed that Acquisition Corp. would be merged with and into the Company and that the outstanding shares of capital stock of the Company would be converted into certain shares of common stock, $.10 par value, of CMI in connection therewith;

     WHEREAS, the consideration to be received by the undersigned under the Agreement has been determined to reflect, among other things, considerable goodwill of the Company, and that such goodwill is in substantial measure attributable to the past, present and continuing efforts of the undersigned as an employee of the Company;

     WHEREAS, pursuant to Section 7.11 of the Agreement, it is a condition to CMI's obligations under the Agreement that Shareholder enter into a covenant not to compete;

     NOW, THEREFORE, as a material inducement to CMI and the Company to consummate the transactions contemplated by the Agreement, and as further consideration therefor, the undersigned hereby covenants and agrees as follows:

     1. The Shareholder will not, during the four (4) years from and after the date hereof, directly or indirectly, own, manage, operate, join, control, finance, assist or participate in the ownership, management, operation or control of or otherwise engage in or become interested in or be connected in any manner whether for the undersigned or for any other person, as principal, agent, employer, employee, officer, director, partner, salesperson, supervisor, consultant, independent contractor, broker, manager, shareholder, lender, guarantor or otherwise, in any business or activity in any of the cities, counties or other political subdivisions in the United States or foreign countries, which business or activity is substantially the same as or competitive with any business or activity now conducted by the Company or any of its subsidiaries in any of such cities, counties or political subdivisions or countries, for so long as the Company or any of its subsidiaries or affiliates shall engage in such business or activity or in any business or activity which was in the planning or research stage within the Company prior to the date hereof, whether implemented or not. The foregoing shall not preclude purchases by Shareholder of up to a 1% interest in any publicly held entity.

     2. The Shareholder will not, during the four (4) years from and after the date hereof, directly or indirectly, solicit or induce any person who is an employee of the Company or any of its subsidiaries on this date, or who shall become or continue as an employee of the Company or any of its subsidiaries hereafter, to leave said employ for the purpose of competing with the Company or any of its subsidiaries or affiliates in any matter contrary to the provisions of Paragraph 1 above.

     3. Shareholder agrees that, during the four (4) years from and after the date hereof, Shareholder will not, directly or indirectly, solicit (either directly or indirectly through a broker or otherwise) any person or entity that has been at any time during the six month period preceding the date hereof, or is contemplated to be, a customer or client of the Company or any of its subsidiaries ("Company Customer"), to purchase or otherwise acquire or use any similar products or services offered by any person or entity which is engaged in a business or activity which is substantially the same as or competitive with any business or activity now conducted by the Company or any of its subsidiaries. A person or entity is contemplated to be a Company Customer if the Company or any of its subsidiaries has taken steps with the direct objective of obtaining business from such person or entity, which may, but need not, include internal proposals or presentations, proposals or presentations to such person or entity or negotiations with such person or entity.

     4. All parties hereby acknowledge that there are legitimate protectible business interests at stake (such as protection of the Company's goodwill, customers, employees and trade secrets and other confidential information), that breach of this Section would harm CMI and the Company and that the restrictions and restraints contained in this covenant are reasonable.

     5. Shareholder acknowledges that the rights reserved to the Company under Sections 1 through 3 hereof are necessarily of a special, unique and extraordinary nature and that the loss arising from a breach or threatened breach thereof cannot reasonably and adequately be compensated by money damages and will cause CMI and the Company to suffer irreparable harm and that a remedy at law for any breach thereof will be inadequate. Accordingly, Shareholder hereby agrees that CMI and the Company shall be entitled to injunctive or other extraordinary relief in case of any such breach or threatened breach prohibiting such breach or attempted or threatened breach and commanding compliance with any such Section, merely by proving the existence of such breach or threatened or attempted breach, and without the necessity of proving irreparable harm, inadequacy of legal remedies or damages. However, this provision shall in no way limit any other rights or remedies, including the recovery of damages, which CMI or the Company may have under the terms of the Agreement, this Covenant or at law or in equity.

     6. This Covenant may be assigned by the Company, or devolve upon, any successor in interest to all or substantially all of the business and assets of the Company.

     7. This Covenant shall be construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

     8. It is the intent of the parties hereto that in the event one or more provisions, or any part thereof, of this Covenant shall be held unenforceable for any reason, or in the event any provision of this Covenant shall be held unenforceable as to any specific locality or any specific activity, this Covenant shall be construed and enforced to the maximum extent permitted by law in a manner consistent with the intent of the parties as herein expressed.

     9. In the event of a dispute or any litigation between the parties hereto, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the unsuccessful party.

     10. No failure to insist upon strict compliance with any provision hereof shall be deemed a waiver of such provision or any other provision hereof. No failure to exercise and no delay in exercising, on the part of CMI or the Company, any right, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Covenant Not to Compete as of the date first written above.

                                          SHAREHOLDER:

                                          --------------------------------------

                                          MICROWAVE NETWORKS INCORPORATED

                                          By: ---------------------------------

                                          Title: ------------------------------

                                          CALIFORNIA MICROWAVE, INC.

                                          By: --------------------------------

                                          Title: -----------------------------

                                   EXHIBIT G

                      OPINION OF HOWARD, RICE, NEMEROVSKI,
                        CANADY, ROBERTSON, FALK & RABKIN

     1. CMI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power to own and lease its assets and properties and to conduct its business as it is presently being conducted. Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with requisite corporate power to own and lease its assets and properties and to conduct its business as it is presently being conducted.

     2. The shares of CMI Common Stock, and related shareholder rights under CMI's Rights Agreement, to be issued to the former shareholders of MNI as a result of the Merger, have been duly authorized and when issued, will be validly issued, fully paid and non-assessable.

     3. Each of CMI and Acquisition Corp. has all requisite corporate power and corporate authority to execute, deliver and perform its obligations under the Agreement and the Merger Agreement. The execution and delivery of the Agreement and the Merger Agreement by CMI and by Acquisition Corp. and the performance by them of their respective obligations under the Agreement and the Merger Agreement have been duly authorized by all requisite corporate action on the part of CMI and Acquisition Corp.

     4. Upon the effectiveness of the Merger, the Agreement and the Merger Agreement will have been duly executed and delivered by CMI and Acquisition Corp. and constitute valid and binding obligations of CMI and Acquisition Corp., enforceable against them in accordance with their respective terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium, receivership and/or other laws relating to or affecting the rights of creditors generally (including, without limitation, fraudulent transfer laws); (b) equitable principles of general applicability (including, without limitation, equitable subordination, good faith, commercial reasonableness and the possible unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law or whether codified by statute; or (c) the invalidity or unenforceability, under certain circumstances, under California or federal law or court decisions, of provisions indemnifying a party against liability for its own wrongful or negligent acts or where much indemnification is contrary to public policy.

     5. The execution and delivery of the Agreement and the Merger Agreement by CMI and Acquisition Corp., and the performance by CMI and Acquisition Corp. of their respective obligations thereunder in accordance with the terms thereof, do not: (a) contravene the Certificate of Incorporation or Bylaws of CMI or the Articles of Incorporation or Bylaws of Acquisition Corp.; (b) to our knowledge, result in a violation of any judgment, order or decree of any arbitrator to which CMI or Acquisition Corp. is named as a party; (c) result in a breach of or constitute a default under any contract or agreement listed as an Exhibit or incorporated by reference in CMI's 10-K Annual Report for its fiscal year ended June 30, 1994, or (d) to our knowledge, result in the creation of any mortgage, lien, pledge, charge, security interest, claim or other encumbrance upon the capital stock of the Company.

     6. To our knowledge, there is no action, suit, claim, proceeding or investigation pending or threatened against or involving CMI or Acquisition Corp. before any court, governmental or regulatory authority, agency, commission, or board of arbitration, which would prohibit or restrain the consummation of the transactions contemplated by the Agreement or the Merger Agreement, or action suit, claim, proceeding or investigation pending or threatened against or involving CMI or Acquisition Corp. being handled by our firm, the adverse determination of which would have a material adverse effect on the properties, business, operations or financial condition of the Company.

     7. To our knowledge, no consent, approval, authorization, or order of any governmental agency or body or any court not obtained and in effect on the date hereof is required on behalf of CMI or Acquisition Corp. for the lawful consummation by them of the transactions contemplated by the Agreement or the Merger Agreement.

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